Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of August 29, 2012, by and between CHT HARBORCHASE ASSISTED LIVING OWNER, LLC, a Delaware limited liability company (together with its successors and assigns, “Borrower”), and SYNOVUS BANK, a Georgia state banking corporation (together with its successors and assigns, “Lender”).

RECITALS

A. Borrower has requested that Lender make a loan to Borrower in the principal sum of up to Seventeen Million Three Hundred Twenty-Eight Thousand Twenty-Seven and 00/100 Dollars ($17,328,027.00) in order to finance the construction of the Improvements described below.

B. Lender has agreed to make such loan on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

“Accounts” has the meaning given to that term in the Security Instrument.

“Actual Management Fees” means actual management fees paid or incurred in connection with operation of the Facility.

“Advance” means each advance of the Loan made by Lender from time to time under this Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly in Control of or Controlled by, or under direct or indirect common Control with, another person.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents of even date herewith by and between Borrower and Lender.

“Assumed Management Fees” means assumed management fees of five percent (5%) of net patient revenues of the Facility (after Medicaid and Medicare contractual adjustments).

“Borrower Assignment of Licenses” means that certain Assignment of Licenses, Permits and Contracts of even date herewith by Borrower to and for the benefit of Lender.

“Budget” shall mean a detailed line item cost budget attached hereto as Exhibit “A” setting forth total estimated costs with respect to the construction of the Facility, as the same may be amended from time to time in accordance with this Agreement.

“Budgeted Operating Deficits” has the meaning given to that term in Section 2.12 hereof.

“Business Day” means a day, other than Saturday or Sunday and legal holidays, when Lender is open for business.

“Change of Control” means the failure of Borrower to be controlled by one or more Qualified Equityholders.

“Closing Checklist” means Lender’s Closing Checklist setting forth the conditions for closing the Loan.

“Closing Date” means the date on which all or any part of the Loan is disbursed by Lender to or for the benefit of Borrower.

“Collateral Assignment” means that certain Collateral Assignment of Offsite Improvement and Property Maintenance Agreement of even date herewith from Borrower in favor of Lender.

“Construction Contract” means that certain fixed price/guaranteed maximum Construction Contract dated as of August 29, 2012 between Borrower and the General Contractor.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (subject, however, to such customary veto and/or voting approval rights as may be granted to any other direct or indirect equityholders of such entity) (“Controlled” and “Controlling” each having the meaning correlative thereto).

“Customary Facility Expenses” shall consist of all expenses normally associated with the ownership and operation of the Facility, whether paid by Borrower, by Lessee or by Manager, and shall include, without limitation, real and personal property taxes, insurance premiums, maintenance expenses and reasonable reserves for capital repairs and replacements.

“Debt Service Coverage Ratio” means a ratio in which the first number is the sum of Net Operating Income for such period and the second number is the sum of the principal amounts due (even if not paid) on the Loan (but which shall not include that portion associated with any balloon payment of the Loan) for the applicable period plus the interest due on the Loan for the applicable period (provided, however, that if a Financial Contract is purchased by Borrower with respect to the interest rate in effect on the Loan, the second number shall be determined based upon the interest rate cap in effect under such Financial Contract).

“Debt Service Reserve Fund Agreement” means that certain Debt Service Reserve Fund Escrow and Security Agreement of even date herewith between Lender and Borrower.

“Debt Yield” means (a) Net Operating Income, divided by (b) the outstanding principal balance of the Loan as of the Determination Date.

“Determination Date” means any date as of which the Debt Service Coverage Ratio or Debt Yield is tested pursuant to Section 4.15 hereof.

“Default” means the occurrence or existence of any event which, but for the giving of notice or expiration of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given to that term in the Note.

“Development Manager” means Harbor Retirement Associates, LLC, a Florida limited liability company, and any successor manager of the Facility approved by Lender in writing.

“Development Agreement” means that certain Development Agreement dated as of August 29, 2012 between Borrower and Development Manager, obligating the Development Manager to provide development services with respect to the development, design, construction, furnishing and equipping of the Improvements for Borrower.

“Environmental Permit” means any permit, license, or other authorization issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Land and/or the Improvements.

“Equipment” has the meaning given to that term in the Security Instrument.

“Event of Default” means any “Event of Default” as defined in Article VII hereof.

“Exhibit” means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

“Extraordinary Income and Extraordinary Expenses” means material items of a character significantly different from the typical or customary business activities of Borrower, Lessee or Manager which would not be expected to recur frequently and which would not be considered as recurring factors in any evaluation of the ordinary operating processes of Borrower’s, Lessee’s or Manager’s business, as applicable, and which would be treated as extraordinary income or extraordinary expenses under GAAP.

“Facility” means the new assisted living facility containing 30 dementia care units and 66 assisted living units (with a pro forma capacity of 112 residents) to be constructed on the Land to be known as “HarborChase of Villages Crossing,” together with any other general or specialized care facilities, if any (including any other specialty care assisted living facility, skilled nursing or subacute care facility) hereafter operated on the Land.

“Financial Contracts” shall mean all agreements (including terms and conditions incorporated by reference therein) executed between Borrower and other lending institution, which is (I) a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency swap agreement, currency option or any other similar agreement (including any option to enter into any of the foregoing), or (ii) any combination of the foregoing, or (iii) a master agreement for any of the foregoing, together with all schedules, confirmations and other supplements thereto.

“GAAP” means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

“General Contractor” shall mean Proctor Construction Company, 2050 US-1, Suite 200, Vero Beach, Florida 32960, the general contractor for the construction of the Improvements.

“Governmental Authority” means any board, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, that has or acquires jurisdiction over the Land and/or the Facility or the use, operation or improvement of the Property.

“Guarantor” means CNL Healthcare Trust, Inc., a Maryland corporation.

“Guaranty Agreement” means that Guaranty Agreement of even date herewith from Guarantor to and for the benefit of Lender, together with all amendments and supplements thereto.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground storage tanks, whether empty or containing any substance; any substance the presence of which on the Land and/or the Improvements is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law.

“Hazardous Materials Laws” means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to Borrower or to the Land and/or the Improvements. Hazardous Materials Laws include, but are not limited to, the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and their state analogs.

“Improvements” means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, including but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatuses which are or shall be attached to the Land or said buildings, structures or improvements.

“Inspector” shall mean the individual or firm from time to time designated by Lender to serve as such hereunder with respect to the construction of the Improvements and who shall be Newbanks, Inc.

“Inventory” has the meaning given to that term in the Security Instrument.

“Land” means the land described in Exhibit “B” attached hereto and made a part hereof.

“Leases” has the meaning given to that term in the Security Instrument.

“Lessee” means CHT Harborchase TRS Tenant Corp., a Delaware corporation.

“Lessee Security Documents” means, collectively, (i) that certain Lessee Assignment and Security Agreement and Lease Subordination of even date herewith by and between Lessee and Lender; (ii) that certain Lessee Assignment of Licenses, Permits and Contracts of even date herewith from Lessee in favor of Lender; (iii) that certain Collateral Assignment of Management Agreement of even date herewith from Lessee in favor of Lender; and (iv) that certain Lessee Environmental Indemnity Agreement of even date herewith from Lessee in favor of Lender.

“Lien” means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in the Security Instrument, this Agreement and the other Loan Documents.

“Loan” means the Loan to be made by Lender to Borrower pursuant to this Agreement and the other Loan Documents which shall be in the principal sum of up to (i) Seventeen Million Three Hundred Twenty-Eight Thousand Twenty-Seven and 00/100 Dollars ($17,328,027.00), as evidenced by the Note.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases and Rents, the Borrower Assignment of Licenses, the Debt Service Reserve Agreement, the Subordination of Development Agreement, the Subordination of

Management Agreement, the Collateral Assignment, the Lessee Security Documents, the Guaranty Agreement, together with any and all other documents executed by Borrower or others, evidencing, securing or otherwise relating to the Loan and all renewals, supplements or amendments thereto or a part thereof.

“Loan Obligations” means the aggregate of all outstanding principal and interest owing from time to time under the Note and all expenses, charges and other amounts from time to time due and owing under the Note, this Agreement or the other Loan Documents and any Financial Contracts and all covenants, agreements and other obligations of Borrower, Lessee or Guarantor, from time to time owing to, or for the benefit of, Lender pursuant to the Loan Documents and Financial Contracts.

“Managed Care Plans” means any health maintenance organization, preferred provider organization, individual practice association, competitive medical plan, or similar arrangement, entity, organization, or Person.

“Management Agreement” means that certain Pre-Opening Services and Management Agreement dated as of August 29, 2012 between Lessee and Manager, obligating Manager to provide pre-opening services and to operate and manage the Facility once the same is constructed and opened for business, as the same may be amended from time to time, subject to any restrictions set forth herein or in other applicable Loan Documents.

“Manager” means Harbor Villages Management, LLC, a Florida limited liability company, and any successor manager of the Facility approved by Lender in writing.

“Maturity Date” means September 1, 2017.

“Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the States, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.

“Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.

“Mortgaged Property” has the meaning given to that term in the Security Instrument.

“Net Operating Income” means the net pre-tax income from usual operations of the Facility, after Customary Facility Expenses (regardless of whether the same are paid by Borrower or Lessee) as set forth in the financial statements provided to Lender, without deduction for Actual Management Fees or management expenses paid or incurred in connection with the operation of the Facility, calculated based upon the applicable trailing periods as set forth in Section 4.14 plus Loan interest expense or Facility lease expense (other than lease expense consisting of Customary Facility Expenses) to the extent deducted in determining net income, and plus non-cash expenses or allowances for depreciation and amortization of the Facility for such period, less Assumed Management Fees for such period. In calculating “net pre-tax income,” Extraordinary Income and Extraordinary Expenses shall be excluded.

“Note” means the Promissory Note of even date herewith in the principal amount of the Loan payable by Borrower to the order of Lender.

“Occupancy Covenant” has the meaning given to that term in Section 4.17 hereof.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Operating Deficit” means the excess, if any, of (i) Operating Expenses over (ii) actual revenues generated by the operation of the Facility (including, without limitation, proceeds of rent loss and business interruption insurance, determined monthly on a cash basis).

“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on an annualized basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of 5% of Actual Operating Revenue or the management fees actually paid under any management agreement, operational equipment or other lease payments as approved by Lender, but excluding depreciation and amortization, income taxes, debt service on the Loan.

“Operating Lease” means that certain Lease Agreement dated as of August 29, 2012, between Borrower and the Lessee, as the same may be amended from time to time, subject to any restrictions set forth herein or in any other applicable Loan Documents.

“O&M Program” means a written program of operations and maintenance established or approved in writing by Lender relating to any Hazardous Materials in, on or under the Land and/or the Improvements.

“Permits” means all licenses, permits and certificates used or necessary in connection with the construction, ownership, operation, use or occupancy of the Mortgaged Property and/or the Facility, including, without limitation, building permits, land disturbance permits, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, operation, use or occupancy.

“Permitted Encumbrances” has the meaning given to that term in Section 5.2 hereof.

“Permitted Transfer” has the meaning given such term in Section 5.9 hereof.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plans and Specifications” shall mean the plans and specifications for the construction of the Facility which are described on Exhibit “H” attached hereto.

“Post-Closing Items” has the meaning set forth in Section 2.2 of this Agreement.

“Proceeds” has the meaning given to that term in the Security Instrument.

“Qualified Equity Holder” means Guarantor or successor entities to Guarantor resulting from a public offering, sale of publicly-traded shares, “privatization,” merger, reverse merger or similar event.

“Reimbursement Contracts” means all third-party reimbursement contracts relating to the Facility which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including Medicare and Medicaid, Managed Care Plans and private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements, now or hereafter existing.

“Rents” has the meaning given to that term in the Security Instrument.

“Required Equity” shall be the difference between the Total Project Costs (as shown on the Budget) and the Loan, which such Required Equity will be provided as set forth in Section 2.2 hereof.

“Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

“Retainage” shall mean ten percent (10%) of total costs of construction.

“Scheduled Completion Date” shall mean November 1, 2013.

“Security Instrument” means that certain Mortgage and Security Agreement of even date herewith from Borrower in favor of Lender, encumbering the Land and all Improvements now or hereafter located thereon.

“Single Purpose Entity” means a Person which complies with the requirements of Section 5.4.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordination of Development Agreement” that certain Assignment and Subordination of Development Agreement of even date herewith by and among Borrower, Development Manager, and Lender.

“Subordination of Management Agreement” that certain Subordination of Management Agreement of even date herewith by and among Lessee, Manager, and Lender.

“Title Company” shall mean Foley & Lardner LLP d/b/a Florida Title Agency, agent for Fidelity National Insurance Company, 111 North Orange Avenue, Orlando, FL 32801.

“Title Policy” shall mean the mortgagee title insurance policy issued by the Title Company and naming Lender as the insured, insuring Lender’s interest under the Security Instrument.

1.2 Singular and Plural. Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined.

1.3 UCC. Each term contained in this Agreement and defined in the Uniform Commercial Code (the “UCC”) in effect from time to time in the state in which the Land is located shall have the meaning given to such term in the UCC, unless the context otherwise indicates, and shall include, without limitation, the meaning set forth in this Agreement.

1.4 GAAP. All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified.

1.5 References. All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

1.6 Medicaid and Medicare. All references herein to “Medicaid” and “Medicare” shall be deemed to include any successor program thereto.

ARTICLE II

TERMS OF THE LOAN; ADVANCES

2.1 The Loan. Borrower has agreed to borrow the Loan from Lender and Lender has agreed to make the Loan to Borrower, subject to Borrower’s compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents, and Borrower has made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan. The conditions precedent to closing the Loan and recording the Mortgage are set forth in the Closing Checklist. In addition to said conditions, on the Closing Date, Borrower shall pay to Lender a Loan commitment fee equal to seventy-five (75) basis points (.75%) of the Loan Amount.

2.2 Required Equity and other Post-Closing Items. The Required Equity is estimated as of the date of Closing to be $4,332,007 and will be injected in the form of cash PRIOR to any Advance of the Loan (other than $1,000 to be advanced by Lender at Closing). Borrower acknowledges that the Required Equity is an approximate number, and will increase in the event the final Project costs increase, including, but not limited to any increases resulting from a Construction Deficiency (as defined in and to be funded pursuant to Section 4.35). On the Closing Date, Lender will advance the amount set forth in the closing statement executed by Borrower. Notwithstanding any provision herein to the contrary, Lender will be under no obligation to fund any further Advances of the Loan until Borrower has complied with the provisions of Schedule 2.2 regarding Post-Closing Items.

2.3 Use of Loan Proceeds. The Loan shall be used to finance the acquisition of the Land and construction of the Improvements, to fund closing costs and expenses, to fund operating deficits subsequent to completion of the Facility, and to fund a debt service reserve fund for the Loan, all as such items are set forth on the Budget. The Loan will be advanced in accordance with the Budget, subject to the terms of this Agreement. The Budget may be amended from time to time, but only with the written consent of Lender

2.4 Security for the Loan. The Loan will be evidenced, secured and guaranteed by the Loan Documents.

2.5 Disbursement of the Loan. Provided no Event of Default exists, the Loan budgeted for the construction of the Facility shall be advanced from time to time subject to the following requirements for each such Advance, except to the extent any such requirements may be waived or modified from time to time for particular Advances in Lender’s sole discretion:

(a) Not less than five (5) Business Days before the date on which Borrower desires an Advance of the Loan, Borrower shall submit to Lender (1) a draw request in the form attached hereto as Exhibit “C” or in another form approved by Lender , (2) an AIA G702/703 draw request form satisfactory to Lender, properly executed, with certification by Borrower, General Contractor and Borrower’s architect that such draw request is for payment or reimbursement of actual costs incurred for construction of the Project and consistent with the Budget, (3) lien releases for all preceding draws, and (4) an update to Lender’s title insurance policy confirming no intervening liens. The cost breakdown shall also show the percentage of completion of each line item on the Budget, and the accuracy of the cost breakdown shall be certified by Borrower and by the General Contractor. Borrower appoints Tim Smick, Charlie Jennings and Tom Mitchell (if more than one, any one may sign) as its agent to make disbursement requests. Borrower may hereafter by written notice to Lender appoint one or more other agents or change agents to make disbursement requests, provided any such notice is not effective until actually received by Lender.

(b) The completed construction and equipping with respect to the Improvements to the date of costs included in any request for an Advance must be reviewed and approved by the Inspector as a condition to funding. The Inspector will review and certify to Lender his opinion of the percentage of completion, compliance with Plans and Specifications and the maximum allowable Advance, which shall be determined in accordance with the following subsections.

(c) The maximum allowable Advance of the Loan will be allowable nonconstruction expenses actually incurred within the amounts set forth in the Budget, plus the lesser of (a) the actual cost of the completed portion of the Improvements, or (b) the scheduled value of each completed portion of the Improvements (as set forth in the schedule of values prepared by the General Contractor in connection with the Construction Contract) to the extent of completion of such scheduled item (which schedule of values shall be subject to the Lender’s approval), with no advances for duplication of work for which Loan funds were previously advanced, work that does not conform to the Plans and Specifications, or work that is unsatisfactory in the opinion of Lender’s Inspector. The Advance to be made will be the maximum allowable advance less: (1) the Retainage and (2) the amounts previously Advanced by Lender. Retainage shall be advanced only after the Facility is complete, final unconditional certificates of occupancy and all applicable operating licenses have been issued, an as-built survey and a final title insurance date-down endorsement (including a comprehensive endorsement, and, to the extent available in the State where the Mortgaged Property is located, an ALTA 3.1 zoning endorsement with parking) have been submitted to and approved by Lender and Lender has received such lien waivers and affidavits as it may request from the General Contractor and others supplying labor and materials to the Improvements. The final Advance shall also be subject to the requirement that appropriate Governmental Authorities have approved the completed Improvements and have certified the Improvements in their entirety for permanent occupancy and satisfaction of the conditions of Section 4.33 hereof.

(d) Advances shall be made for costs on each line item shown in the Budget and General Contractor’s schedule of values only up to the amount set forth in the Budget and General Contractor’s schedule of values for such line item. A reallocation among line items may be made only with the prior consent of Lender (provided, however that Lender’s consent will not be unreasonably withheld for reallocation of cost savings in any line item). Advances for budgeted development fees will be made as follows: 30% of the development fee will advanced at Closing; 40% of the development fee will be advanced as a percentage of completion of the Improvements and the remaining 30% will be advanced upon Borrower’s written request at such time as the Facility has achieved a Debt Service Coverage ratio of 1.10 x 1.0 for the preceding quarter and all other conditions for Advances are otherwise satisfied. The timing of Advances for any overhead or similar charges or other amounts to Borrower or any Person affiliated with Borrower, shall be in Lender’s discretion and the percentage of such category advanced shall not in the aggregate exceed the percentage of completion of the Improvements except in Lender’s discretion. Lender shall not be required to make any Advance for materials stored for future use in the Improvements except in Lender’s sole discretion.

(e) Lender shall not be required to Advance more than once each month, and Lender reserves the right to limit the total amount Advanced on the Loan at any time to an amount which, when deducted from the total amount of the Loan, leaves a balance to be advanced equal to or greater than the cost of completion of the Facility and payment of remaining nonconstruction expenses plus the Retainage under the Construction Contract, all as determined by Lender from time to time. Lender shall be entitled to retain at all times as undisbursed Loan funds an amount sufficient to pay all construction and nonconstruction costs relating to the Loan, as reasonably estimated by Lender, including, but not limited to, amounts to become due pursuant to construction contracts and equipment purchase contracts, amounts to complete the Improvements but not yet included in any such contract, estimated interest costs in excess of anticipated cash flow, estimated post-closing fees and expenses of Lender and its counsel, estimated permit and license fees, estimated architectural and engineering fees of Borrower and of the Inspector, and estimated recording and title insurance costs, all to the extent reasonably anticipated to be incurred after closing.

(f) With respect to requested Advances for payment of interest on the Loan during the construction period or for Operating Losses to Stabilization (as set forth in Section 2.12) subsequent to completion of the Facility, Lender will advance those monthly to the extent of funds included in such line items of the Budget provided no Default or Event of Default exists and other conditions are satisfied. In the event that the funds in such line items of the Budget are insufficient, Borrower shall pay the same from its separate funds. To the extent that funds in the Budget for payment of interest during construction are in excess of the amount needed as determined upon completion of construction, the balance may at Borrower’s request be moved to the line item of the Budget for Operating Losses to Stabilization. Once the Facility achieves positive operating cash flow sufficient to pay interest on the Loan, Lender shall not be obligated to, but may in its sole discretion elect to, advance any additional funds from either the construction interest or Operating Losses to Stabilization line items of the Budget.

(g) The conditions and limitations of this Section may be waived by Lender as to one or more Advances at Lender’s sole option without notice, and Lender may make one or more Advances to Borrower upon written or oral disbursement requests not complying with the requirements of this Section, and such Advances will nevertheless be deemed to be Advances to Borrower hereunder, but will not constitute a waiver by Lender of its right to impose such limitations and conditions as a prerequisite to any subsequent advance to Borrower. Waiver as to any one or more advances shall impose no liability upon Lender to Borrower, Guarantor or any other Person.

2.6 Direct Advances. Regardless of whether Borrower has submitted a requisition therefor and whether or not an Event of Default exists, Lender may from time to time Advance amounts which become due for costs of insurance, title insurance, reasonable fees and expenses of Lender’s legal counsel and Inspector and amounts due Lender for payments of principal, interest and fees and other amounts due to Lender or others for construction and nonconstruction expenses, in each case for which the Borrower is responsible for payment. Such Advances may be made directly to parties to whom such amounts are due or to Lender to reimburse Lender for sums due to it. All such Advances, including Advances to Persons other than Borrower, shall be deemed Advances to Borrower hereunder and shall be secured by the Loan Documents to the same extent as if they were made directly to Borrower.

2.7 Representations and Warranties Regarding Work. Each submission by Borrower to Lender of a requisition for an Advance of the Loan shall constitute Borrower’s representation and warranty to Lender that: (a) all Improvements to the date of the requisition are in conformity with the Plans and Specifications and (b) all construction and nonconstruction costs for the payment of which Lender has previously advanced funds have in fact been paid.

2.8 Additional Information. If Lender or the Title Company shall so require, Borrower will submit with its requisitions for Advances estoppel certificates in form reasonably satisfactory to Lender and the Title Company, showing amounts paid and amounts due to all contractors and other Persons furnishing labor, materials or equipment in connection with the Improvements and evidence that the Borrower has paid from its separate funds all other Budget costs then incurred.

2.9 Delivery of Funds. Lender will make any Advance of the Loan made at closing by transferring the same to an agent of the Title Company with written instructions permitting release only at such time as the Title Company becomes unconditionally obligated to issue a title insurance policy satisfactory to Lender. Interest will begin to accrue upon deposit with such agent. Except as otherwise provided herein, Lender will make advances of the remainder of the Loan by depositing the same to Borrower’s construction account with Lender or a financial institution acceptable to Lender, which account shall be used by Borrower only for the purpose of paying the costs and expenses contemplated by this Agreement. Borrower assigns to Lender, and grants to Lender a security interest in and right of setoff against, all funds from time to time in such construction account and will provide Lender with the written agreement of such financial institution agreeing to waive its setoff rights and recognizing Lender’s rights and restrictions upon such account as described herein. The making of an Advance by Lender shall not constitute Lender’s approval or acceptance of the construction theretofore completed. Lender’s inspection and approval of the Plans and Specifications, the Improvements, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the advances if, and to the extent, required by this Agreement.

2.10 Interest Reserve. The Budget includes an interest reserve in an amount designated in the Budget. If applicable, subject to the terms of this Agreement, such interest reserve will be advanced by Lender, following an appropriate requisition from Borrower, to pay interest on the Loan as it becomes due. Interest will be payable by Borrower to Lender on that portion of the interest reserve actually disbursed by Lender. The interest reserve will not be included in the computation of the undisbursed portion of the Loan for purposes of determining whether the undisbursed portion of the Loan will be sufficient to complete the construction of the Improvements.

2.11 Contingency Reserve. The Budget includes a contingency reserve in an amount designated in the Budget, and which may be disbursed by Lender at its sole discretion to effectuate the purposes of this Agreement. Interest will be payable by Borrower to Lender on that portion of the contingency reserve actually disbursed by Lender. The contingency reserve will be included in the computation of the undisbursed portion of the Loan for purposes of determining whether the undisbursed portion of the Loan will be sufficient to complete the construction of the Improvements.

2.12 Budgeted Operating Deficits. The Budget includes a line item in the amount of $1,821,505 designated “Operating Losses to Stabilization” which will be used to fund Operating Deficits for the Facility as set forth in Section 2.5(f) (the “Budgeted Operating Deficits”). Pursuant to the Guaranty Agreement, Guarantor has guaranteed payment of any additional Operating Deficits in excess of Budgeted Operating Deficits, up to a maximum of $1,800,000, until such time as the Facility has achieved and maintained a Debt Service Coverage Ratio, tested on the basis of interest only payments due under the Loan, of not less than 1.50 (tested based on a trailing 6-calendar month basis), and has achieved an Occupancy Covenant of at least 80% tested based on a trailing 6-calendar month basis, all is set forth in the Guaranty Agreement. Guarantor’s obligation to fund such additional Operating Deficits shall not commence unless and until (1) the Budgeted Operating Deficits line item has been fully advanced by Lender pursuant to the provisions of this Agreement, and (2) the Facility is out of compliance with certain Debt Service Coverage Requirements set forth in the Guaranty.

ARTICLE III

BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Loan to Borrower, Borrower represents and warrants to Lender as follows:

3.1 Existence, Power and Qualification. Borrower is a duly organized and validly existing limited liability company, has the power to own its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

3.2 Power and Authority. Borrower has full power and authority to borrow the indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action. All consents, approvals authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

3.3 Single Purpose Entity. Borrower is a Single Purpose Entity.

3.4 Pending Matters.

(a) Financial Condition. No action or investigation is pending or, to the best of Borrower’s knowledge, threatened before or by any court or administrative agency which would reasonably be expected to result in any material adverse change in the financial condition or prospects of Borrower. Borrower is not in violation of any agreement, the violation of which would reasonably be expected to have a material adverse effect on its business or assets, and Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject.

(b) Land and Improvements. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to acquire through the exercise of any power of condemnation, eminent domain or similar proceeding any part of the Land, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Land or the construction of the Improvements or, upon completion, the operation of the Facility in any manner.

3.5 Financial Statements Accurate. All financial statements heretofore or hereafter provided by Borrower are and will be true and complete, in all material respects, as of their respective dates and fairly present the financial condition of Borrower, and there are no material liabilities, direct or indirect, fixed or contingent, as of the respective dates of such statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of Borrower have been and will be prepared in accordance with GAAP. There has been no material adverse change in the financial condition, operations, or prospects of Borrower since the dates of such statements except as fully disclosed in writing with the delivery of such statements. All financial statements of the operations of the Facility heretofore or hereafter provided to Lender are and will be true and complete, in all material respects, as of their respective dates.

3.6 [Intentionally Deleted.]

3.7 [Intentionally Deleted.]

3.8 [Intentionally Deleted.]

3.9 [Intentionally Deleted.]

3.10 Governmental Proceedings and Notices. Neither Borrower, Guarantor, Lessee, nor to the best of Borrower’s knowledge, Manager, is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received by Borrower, Guarantor, or Lessee, from any federal, state or local government or quasi-governmental body or agency or any administrative or investigative body that would, directly or indirectly, or with the passage of time:

(a) have a material adverse impact on Borrower’s or Lessee’s or Manager’s ability to accept and/or retain residents or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible residents;

(b) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits; or

(c) to the extent applicable to the Facility, affect Borrower’s or Lessee’s or Manager’s participation in the Medicare or Medicaid programs or any other Third-Party Payors’ Programs, or any successor programs thereto, at then applicable rate certifications.

3.11 [Intentionally Deleted.]

3.12 Pledge of Receivables. Borrower has not pledged its Accounts as collateral security for any loan or Indebtedness other than, if applicable, the Loan.

3.13 Payment of Taxes and Property Impositions. Borrower has filed all federal, state, and local tax returns which it is required to file and has paid, or made adequate provision for the payment of, all taxes and assessments which are shown pursuant to such returns or are required to be shown thereon, including, without limitation, provider taxes which are due and owing as of the date hereof. All such returns are complete and accurate in all respects. Borrower has paid or made adequate provision for the payment of all applicable water and sewer charges, ground rents (if applicable) and Taxes (as defined in the Security Instrument) with respect to the Land and/or the Improvements which are due and owing as of the date hereof.

3.14 Title to Mortgaged Property. Borrower has good and marketable title to all of the Mortgaged Property, subject to no lien, mortgage, deed to secure debt, pledge, encroachment, zoning violation, or encumbrance, except Permitted Encumbrances which do not materially interfere with the security intended to be provided by the Security Instrument or the proposed use or operation of the Land and the Improvements or the proposed ability of the Facility to generate net operating income sufficient to service the Loan.

3.15 Priority of Security Instrument. The Security Instrument constitutes a valid first lien against the real and personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Encumbrances which do not and will not materially and adversely affect the proposed use of the Land and the Improvements.

3.16 Location of Chief Executive Offices. The location of Borrower’s chief executive office is set forth on Exhibit “D” hereto. Borrower has no place of business other than from its chief executive office and the location of the Facility to be constructed as listed on Exhibit “D”.

3.17 Disclosure. All information furnished or to be furnished by Borrower to Lender in connection with the Loan or any of the Loan Documents is, or will be at the time the same is furnished, accurate and correct and complete insofar as completeness may be necessary to provide Lender with true and accurate knowledge of the subject matter.

3.18 [Intentionally Deleted.]

3.19 ERISA. As of the date hereof and throughout the term of this Agreement,

(a) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, and none of the assets of Borrower constitute “plan assets” (within the meaning of Department of Labor Regulation Section 2510.3-101) of one or more such plans;

(b) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and transactions by or with Borrower are not be subject to state statutes regulating investments of, and fiduciary obligations with respect to, governmental plans; and

(c) The execution and delivery of the Loan Documents and the borrowing of indebtedness hereunder do not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.20 Ownership. The ownership interests of the Persons comprising Borrower and each of the respective interests in Borrower are correctly and accurately set forth on Exhibit “E” hereto.

3.21 Compliance With Applicable Laws. Other than the building permit, all necessary permits have been obtained for construction of the Improvements in accordance with the Plans and Specifications. Borrower knows of no reason that the building permit will not be issued upon payment of normal and customary fees. Upon completion, the Facility will comply with all covenants and restrictions of record and applicable laws, ordinances, rules and regulations applicable to the Improvements and/or Mortgaged Property, including, without limitation, the Americans with Disabilities Act, Fair Housing Act, and regulations thereunder, and all laws, ordinances, rules and regulations relating to zoning, setback requirements and building codes. The Improvements will not constitute a nonconforming structure and the operation of the Facility will not be a nonconforming use under current zoning, and there are no waivers of any current building code requirements for the Mortgaged Property or Improvements. Borrower agrees to indemnify and hold Lender harmless from any fines or penalties assessed or any corrective costs incurred by Lender if the Improvements or the Mortgaged Property, or any part thereof, is hereafter determined to be in violation of any covenants or restrictions of record or any applicable laws, ordinances, rules or regulations, and such indemnity shall survive any foreclosure or deed in lieu of foreclosure.

3.22 Solvency. Borrower is solvent for purposes of 11 U.S.C. § 548, and the borrowing of the Loan will not render Borrower insolvent for purposes of 11 U.S.C. § 548.

3.23 Operating Lease. The Operating Lease is in full force and effect. There are no defaults (either monetarily or non-monetarily) by Lessee or Borrower under the Operating Lease.

3.24 Management Agreement. The Management Agreement is in full force and effect, and there are no defaults (either monetarily or non-monetarily) by Lessee, or to Borrower’s knowledge, Manager, thereunder.

3.25 Other Indebtedness. Borrower has no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Mortgaged Property; no other debt incurred by Borrower after the date hereof will be secured (senior, subordinate or pari passu) by the Mortgaged Property, except for ad valorem taxes not yet due and payable.

3.26 Other Obligations. Borrower has no material financial obligation under any indenture, mortgage, deed to secure debt, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Mortgaged Property is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Mortgaged Property and other than obligations under the Security Instrument and the other Loan Documents.

3.27 Fraudulent Conveyances. Borrower (a) has not entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

3.28 No Change in Facts or Circumstances. All information in any application for the Loan submitted to Lender (the “Loan Application”) and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with such loan application are complete and accurate in all material respect. There has been no material adverse change in any fact or circumstance that would make any such information incomplete or inaccurate.

3.29 [Intentionally Deleted.]

3.30 No Illegal Activity as Source of Funds. No portion of the Mortgaged Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

3.31 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, and to the best of Borrower’s knowledge, after having made diligent inquiry, (a) each Person owning an interest in Borrower, (b) Guarantor, and (c) Manager: (i) is not currently identified on OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; provided, however, that with respect to (i) individual beneficiaries of any governmental plans or employee benefit plans holding interests in Borrower and (ii) individual shareholders of any publicly traded company holding an interest in Borrower, the foregoing representations and warranties are limited to Borrower’s actual present knowledge. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

3.32 Permits, Roads and Utilities. All public utility and public sanitary sewage services necessary for the operation of the Facility are available to the Land, and dedicated and publicly maintained roads necessary for the full operation of the Facility have been completed to the Land or shall be completed in connection with the construction of the Improvements.

3.33 Development Agreement. The Development Agreement is in full force and effect. There are no defaults (either monetarily or non-monetarily) by Development Manager or Borrower under the Development Agreement.

ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees with and covenants unto Lender that until the Loan Obligations have been paid in full, Borrower shall:

4.1 Payment of Loan/Performance of Loan Obligations. Duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

4.2 Maintenance of Existence. Maintain its existence as a limited liability company in good standing under the laws of the jurisdiction of its organization or formation, and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes qualification necessary, maintain good standing and qualification to do business.

4.3 Maintenance of Single Purpose Entity Status. Maintain its existence as a Single Purpose Entity.

4.4 Accrual and Payment of Taxes. During each fiscal year, make accurate provision for the payment in full of all current tax liabilities of all kinds including, without limitation, federal and state income taxes, franchise taxes, payroll taxes, provider taxes (to the extent necessary to participate in and receive maximum funding pursuant to Reimbursement Contracts), Taxes (as defined in the Security Instrument), all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans, and pay the same when they become due.

4.5 Insurance. Maintain or cause Lessee or Manager to maintain, the following insurance coverages and policies with respect to the Mortgaged Property and the Facility, which coverages and policies must be acceptable to Lender in its commercially reasonable discretion:

(a) During the period of construction of the Improvements, builder’s risk insurance for all improvements under construction, on a 100% completed value (replacement cost) form. The policy must include perils covered under a special causes of loss (“all-risks”) form and include, without limitation, costs of demolition and increased cost of construction.

(b) Upon completion of construction of the Improvements, property insurance including boiler and machinery and/or Equipment Breakdown coverage to the building(s) and contents by risks commonly covered by an ISO Special Cause of Loss or its equivalent. The amount of such insurance shall not be less than one hundred percent (100%) of the full insurable replacement cost of the Real Property and including Improvements, furniture, furnishings, fixtures, equipment, and other items included in the Facility, and owned by Landlord or Tenant (and not by residents) from time to time, without reduction for depreciation. Replacement cost shall be determined by reference to such indices, appraisals, or information as Lender determines in its reasonable discretion. Full insurable replacement cost, as used herein means, with respect to any and all Improvements, the cost of replacing the Facility and Improvements without regarding to deduction for depreciation (less cost of excavations, foundations, and footings below the lowest basement floor). Such insurance shall also include (i) agreed insurance amount endorsement waiving all co-insurance provisions (if available), and (ii) an “Ordinance or Law Coverage” endorsement if the Facility or the use thereof shall constitute a legal non-conforming structure or use.

(c) Commercial general liability insurance on claims made basis and shall provide coverage against claims for sexual harassment abuse of residents and/or patients, personal injury, bodily injury, death or property damage, in or about the Facility with limits not less than $1,000,000.00 per occurrence and $2,000,000.00 general aggregate with a $5,000,000.00 umbrella coverage.

(d) Professional liability insurance on an claims made basis against claims for personal injury, bodily injury or death, in or about the Facility with limits of not less than $1,000,000.00 per occurrence and $3,000,000.00 general aggregate.

(e) Business interruption income insurance for the Facility in an amount sufficient to provide proceeds to cover the “Actual Loss Sustained” during restoration of any portion of the Facility or Improvements. Actual Loss shall mean projected gross revenues (less non-recurring expenses) for a period of twelve (12) months as projected by Borrower, subject to the commercially reasonable approval of Lender, containing a 90-day extended period of indemnity endorsement.

(f) Flood Hazard insurance if any portion of the Improvements is identified by the Federal Emergency Management Agency (or successor governmental agency or authority performing such identification functions) as located in an area designated as a 100-year flood zone or “special flood hazard area” and in which flood insurance is available. In lieu thereof, Lender will accept proof, satisfactory to it in its sole discretion, that the Improvements are not within the boundaries of a designated area.

(g) Workers’ compensation insurance, if applicable and required by state law, subject to applicable state statutory limits, and employer’s liability insurance with a limit of $1,000,000.00 per accident and per disease per employee with respect to the Facility.

(h) If the Facility is located in a seismically active area or an area prone to geologic instability and mine subsidence as determined by the US Geological Survey, Lender may require an inspection by a qualified structural or geological engineer satisfactory to Lender, and at Borrower’s expense. The Facility must be structurally and geologically sound and capable of withstanding normal seismic activity or geological movement. Lender reserves the right to require earthquake insurance or Maximum Probable Loss insurance on a case by case basis in amounts determined by Lender subject to commercially reasonable terms and availability.

(i) Such other insurance coverages as may be deemed commercially and reasonably necessary from time to time during the term of the Loan and as shall be provided within such time periods as Lender may reasonably determine, in each case, subject to commercially reasonable terms and availability for similar type properties.

All insurance policies shall have a term of not less than one (1) year and shall be in the form and amount and with deductibles as, from time to time, shall be acceptable to Lender in its commercially reasonable discretion. All such policies shall provide for Lender as loss payee and shall contain a standard “non-contributory mortgagee” endorsement or its equivalent relating, among other things, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower and notwithstanding (i) occupancy or use of the Facility for purposes more hazardous than those permitted by the terms of such policy, (ii) any foreclosure or other action taken by Lender pursuant to the Security Instrument upon the occurrence of an Event of Default thereunder, or (iii) any change in title or ownership of the Facility.

All insurance policies must be written by a carrier licensed to do business in the State in which the Facility is located and such insurance carrier must have and maintain a rating of at least “A” (or its equivalent) by Standard and Poor’s Rating Service or an AM Best Rating of A-VII or better.

All liability insurance policies (including, but not limited to, general liability, professional liability and any applicable blanket and/or umbrella policies) must name “Synovus Bank and its successors and/or assigns” as additional insureds, and all property insurance policies must name “Synovus Bank and its successors and/or assigns” as the named mortgage holder. Lender shall give Borrower written notice to request a change of the additional insured and loss payee endorsements in connection with any sale of the Loan.

All insurance policies for the above-required insurance must provide at least thirty (30) days prior written notice of cancellation to Lender. Copies of policy declaration pages or binders, together with evidence of the above required insurance on the appropriate ACORD Form or its equivalent, must be submitted to Lender prior to setting the interest rate on the Loan and at each renewal thereafter.

With respect to insurance policies which require payment of premiums annually, not less than thirty (30) days after the expiration dates of the insurance policies obtained pursuant to this Agreement, Borrower shall pay such amount, except to the extent Lender is escrowing sums therefor pursuant to the Loan Documents. Following the expiration dates of the insurance policies obtained pursuant to this Agreement, certificates evidencing such renewals accompanied by evidence satisfactory to Lender of such payment, shall be delivered by Borrower to Lender at the address set forth in Section 8.7 hereof. Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section 4.5.

If Borrower fails to maintain and deliver to Lender the certificates of insurance required by this Agreement, Lender may, at its option upon thirty (30) days written notice to Borrower, procure such insurance and Borrower shall pay or, as the case may be, reimburse Lender for, all premiums thereon promptly, upon demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment and such sum shall constitute a part of the Loan Obligations.

The insurance required by this Agreement may, at the option of Borrower, be effected by blanket and/or umbrella policies issued to Borrower, an Affiliate of Borrower, or Manager of the Facility, covering the Facility and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Facility, from time to time, the coverage specified by this Agreement. If the insurance required by this Agreement shall be effected by any such blanket or umbrella policies, Borrower shall furnish to Lender copies of policies redacting any information regarding unrelated properties or insured parties, with schedules attached thereto showing the amount of the insurance provided under such policies which is applicable to the Facility.

Neither Lender nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that (a) Borrower shall look solely to its insurance company for the recovery of such loss or damage, (b) such insurance company shall have no rights of subrogation against Lender, its agents or employees, and (c) Borrower shall use its best efforts to procure from such insurance company a waiver of subrogation rights against Lender. If, however, such insurance policies do not provide for a waiver of subrogation rights against Lender (whether because such a waiver is unavailable or otherwise), then Borrower hereby agrees, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive its rights of recovery, if any, against Lender, its agents and employees, whether resulting from any damage to the Facility, any liability claim in connection with the Facility or otherwise. If any such insurance policy shall prohibit Borrower from waiving such claims, then Borrower must obtain from such insurance company a waiver of subrogation rights against Lender.

Borrower appoints Lender as Borrower’s attorney-in-fact, which appointment shall be deemed irrevocable and coupled with an interest, to cause the issuance of an endorsement of any insurance policy to bring Borrower into compliance herewith (with the exception of any blanket and/or umbrella policies issued to Borrower) and, as limited above, at Lender’s sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; provided, however, that in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

4.6 Proceeds of Insurance or Condemnation. If, after damage to or destruction of or condemnation of the Mortgaged Property (or any part thereof), the net Proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses in connection with the administration thereof) are:

(a) less than Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00), Lender shall deliver such proceeds to Borrower to be applied within thirty (30) days thereafter to the repair, restoration and replacement by Borrower of the Improvements, Equipment and Inventory damaged, destroyed or taken,

or

(b) Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) or more and Lender agrees to make such net Proceeds available to Borrower on the following terms:

(i) The aggregate amount of all such Proceeds shall not exceed the aggregate amount of all such Loan Obligations;

(ii) At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such Proceeds, there shall exist no Default or Event of Default;

(iii) The Improvements, Equipment, and Inventory to which loss or damage has resulted shall be capable of being restored to its preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of (i) the expiration of period during which business interruption insurance is payable, as reasonably determined by an independent inspector (provided, however, that if the restoration is not capable of being completed by the expiration of the period during which business interruption insurance is payable, then Borrower shall have the right to deposit with Lender such amount that Borrower would have otherwise received in business interruption insurance for the period following expiration of such insurance and completion of restoration, which amounts shall be added to and be deemed Proceeds for purposes hereof) or (ii) the Maturity Date;

(iv) Within thirty (30) days from the date of such loss or damage Borrower shall have given Lender a written notice electing to have the Proceeds applied for such purpose;

(v) Within sixty (60) days following the date of notice under the preceding subparagraph (iv) and prior to any Proceeds being disbursed to Borrower, Borrower shall have provided to Lender all of the following:

(A) complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by (iii) above,

(B) if loss or damage exceeds One Hundred Thousand Dollars ($100,000), fixed-price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

(C) builder’s risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause

(D) such additional funds as in Lender’s reasonable opinion are necessary to complete such repair, restoration and replacement, and

(E) copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

(vi) Lender may, at Borrower’s expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement within a reasonable period of time, which approvals shall be conditions precedent to release of Proceeds as work progresses;

(vii) No portion of such Proceeds shall be made available by Lender for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory to which a loss or damage has occurred unless the same are covered by such insurance;

(viii) Borrower shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of the business interruption insurance period of restoration or the Maturity Date;

(ix) Each disbursement by Lender of such Proceeds and deposits shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by Lender) signed and certified by Borrower and, if required by Lender, its architect and general contractor with appropriate invoices and lien waivers as required by Lender; and

(x) Lender shall have a first lien on and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such Proceeds, and Borrower shall execute and deliver such Security Instruments, deeds of trust, security agreements, financing statements and other instruments as Lender shall reasonably request to create, evidence, or perfect such lien and security interest.

In the event and to the extent that such Proceeds are Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) or more and the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled without notice to or consent from Borrower to apply such Proceeds, or the balance thereof, at Lender’s option either (a) to the full or partial payment or prepayment of the Loan Obligations (without premium) in the manner aforesaid or (b) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory to which a loss or damage has occurred. Any excess Proceeds after such application by Lender shall be paid to Borrower.

4.7 Financial and Other Information. Provide or cause to be provided to Lender, at its address set forth in Section 8.7, the following financial statements and information on a continuing basis during the term of the Loan:

(a) Within ninety (90) days after the end of each fiscal year of the Facility, Borrower and Lessee (if different from the Facility), unaudited financial statements of such entities, prepared by an officer of the applicable entity in accordance with GAAP, and certified by such officer, which statements shall be prepared in accordance with GAAP, and shall include a balance sheet and a statement of income and expenses for the year then ended, and shall be certified as true and correct by a financial officer of Borrower or Manager (as applicable).

(b) Within one hundred twenty (120) days after the end of each calendar year, (i) unaudited financial statements of Guarantor, which shall be in such form as Lender shall reasonably approve, and shall be certified as true and correct by Guarantor and (ii) a copy of the Annual Financial Report (as defined in the Management Agreement) received by Borrower or Lessee from Manager; provided, however, it shall not be a default by Borrower hereunder if Borrower fails to deliver to Lender the Annual Financial Report due to Manager’s failure to deliver the same as required under the Management Agreement. .

(c) Within forty-five (45) days after the end of each quarter following such time as the Facility opens for business, unaudited interim financial statements of the operations of the Facility, certified as true and correct by a financial officer of the Borrower, Lessee, or Manager, prepared in accordance with GAAP, which statements shall include a balance sheet and statement of income and expenses for the month then ended and for the fiscal year to date.

(d) Within forty-five (45) days after the end of each quarter following such time as the Facility opens for business, a statement of the number of unit days available and the actual unit days incurred for such quarter, as well as a statement of the number of resident days available and the actual resident days incurred for such quarter, together with quarterly census information of the Facility as of the end of such quarter in sufficient detail to show resident -mix (i.e., private, Medicare, Medicaid, and V.A.) on a daily average basis for such year through the end of such quarter, certified by the chief financial officer of Borrower, Lessee, or Manager to be true and correct.

(e) If requested by Lender, within thirty (30) days after the filing deadline, as may be extended from time to time, copies of all federal, state and local tax returns, as applicable, of Borrower, Lessee and Guarantor, together with all supporting documentation and required schedules.

(f) If and to the extent hereafter applicable, within ten (10) days after filing or receipt, all Medicaid cost reports and any amendments thereto filed with respect to the Facility and all responses, audit reports, or other inquiries with respect to such cost reports.

(g) If and to the extent hereafter applicable, within ten (10) days after receipt, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto).

(h) If and to the extent hereafter applicable, within ten (10) days after receipt, a copy of the “Medicaid Rate Calculation Worksheet” (or the equivalent thereof) from the applicable agency.

(i) If and to the extent hereafter applicable, within ten (10) days of receipt, a statement of the number of resident days for which the Facility has received the Medicare default rate for any applicable period. For purposes herein, “default rate” shall have the meaning ascribed to it in that certain applicable Medicare rate notification letter prepared in connection with any review or survey of the Facility.

(j) Within three (3) days after receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies, including but not limited to, that the Facility’s license is being downgraded to a substandard category, revoked or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke or suspend the Facility’s license or certification.

(k) If requested by Lender, evidence of payment by Borrower, Lessee, or Manager of any applicable provider bed taxes or similar taxes, which taxes Borrower, Lessee, or Manager agrees to pay.

(l) Within one hundred twenty (120) days after the end of the Facility’s fiscal year, and more frequently, if reasonably requested by Lender (but in no event more often than twice during any calendar year), an aged accounts receivable report for the Facility in sufficient detail to show amounts due from each class of resident-mix, if applicable (i.e., private, Medicare, Medicaid and V.A.), by the account age classifications of 30 days, 60 days, 90 days, 120 days, and over 120 days.

Lender reserves the right to require that the annual and/or quarterly financial statements of Borrower, Guarantor and Lessee be audited and prepared by a nationally recognized accounting firm or independent certified public accounting firm acceptable to Lender, at their respective sole cost and expense, if (i) an Event of Default exists, or (ii) if Lender has reasonable grounds to believe that the unaudited financial statements do not accurately represent the financial condition of Borrower, Guarantor or Lessee as the case may be.

Lender further reserves the right to require such other financial information of Borrower, Guarantor, Lessee, Manager, and/or the Facility, at such other times (including monthly or more frequently) as it shall deem necessary. All financial statements must be in the form and detail as Lender shall from time to time request.

4.8 Compliance Certificate. At the time of furnishing the quarterly operating statements required under Section 4.7 herein, furnish or cause Lessee or Manager to furnish to Lender a compliance certificate in the form attached hereto as Exhibit “F” executed by a financial officer of Borrower, Lessee, or Manager.

4.9 Books and Records. Keep and maintain at all times at the Facility or Lessee’s or Manager’s offices, and upon Lender’s request make available at the Facility or Lessee’s or Manager’s office, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the construction of the Facility and thereafter the results of the operation of the Facility, and copies of all written contracts, leases (if any), and other instruments which affect the Mortgaged Property, which books, records, contracts, leases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender during normal business hours (upon reasonable advance notice, which for such purposes only may be given orally, except in the case of an emergency or following an Event of Default, in which case no advance notice shall be required); provided, however, that if an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books, records, contracts, leases (if any) and other instruments relating to the Facility or its operation and Borrower authorizes Lender to obtain a credit report on Borrower at any time.

4.10 Payment of Indebtedness. Duly and punctually pay or cause to be paid all other Indebtedness now owing or hereafter incurred by Borrower in accordance with the terms of such Indebtedness, except such Indebtedness owing to those other than Lender which is being contested in good faith and with respect to which any execution against properties of Borrower has been effectively stayed and for which reserves and collateral for the payment and security thereof have been established in sufficient amounts as determined by Lender in its sole commercially reasonable discretion.

4.11 Records of Accounts. Maintain all records, including records pertaining to the Accounts of Borrower, at the principal place of business of Borrower as set forth in this Agreement.

4.12 Conduct of Business. From and after the time that the Facility opens for business, conduct, or cause Lessee or Manager to conduct, the operation of the Facility at all times in a manner consistent with the level of operation of other similar assisted living facilities, including without limitation, the following:

(a) to maintain the standard of care for the residents of the Facility at all times at a level necessary to ensure quality care for the residents of the Facility in accordance with customary and prudent industry standards;

(b) to operate the Facility in a prudent manner and in substantial compliance with applicable laws and regulations relating thereto and cause all Permits, Reimbursement Contracts (if any), and any other agreements necessary for the use and operation of the Facility or, if applicable, as may be necessary for participation in the Medicaid, Medicare, or other applicable reimbursement programs (if any) to remain in effect without reduction in the number of licensed beds authorized for use in the Medicaid, Medicare, or other applicable reimbursement programs;

(c) to maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable Borrower/Lessee/Manager to perform operations of the Facility adequately;

(d) to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition;

(e) to maintain sufficient cash in the operating accounts of the Facility in order to satisfy the working capital needs of the Facility; and

(f) to keep all required Permits current and in full force and effect.

4.13 Periodic Surveys. Furnish or cause Lessee or Manager to furnish to Lender, within twenty (20) days of receipt, a copy of any Medicare, Medicaid, or other licensing agency survey or report and any statement of deficiencies and/or any other report indicating that any action is pending or being considered to downgrade the Facility to a substandard category, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey or report for the Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicaid, Medicare or other reimbursement program pursuant to any Reimbursement Contract for existing residents or for new residents to be admitted with Medicaid or Medicare coverage, by the date required for cure by such agency (plus extensions granted by such agency).

4.14 Debt Service Coverage Requirements. Maintain and, within forty-five (45) days after the end of the applicable fiscal quarter of Borrower set forth below, provide evidence to Lender of the achievement of, the following Debt Service Coverage Ratios until the Loan is paid in full:

(a) a Debt Service Coverage Ratio for the Facility, tested on the basis of interest only payments due under the Loan, of not less than 1.10 to 1.0 for the fiscal quarter ending September 30, 2015 (tested based on a trailing 3-calendar month basis);

(b) a Debt Service Coverage Ratio for the Facility, tested on the basis of interest only payments due under the Loan, of not less than 1.20 to 1.0 for the fiscal quarters ending December 31, 2015 (tested based on a trailing 3-calendar month basis), March 31, 2016 (tested based on a trailing 6-calendar month basis), and June 30, 2016 (tested based on a trailing 9-calendar month basis) and September 30, 2016 (tested based on a trailing 12-calendar month basis); and

(c) a Debt Service Coverage Ratio for the Facility, tested on the basis of principal and interest payments due under the Loan, of not less than 1.25 to 1.0 for the fiscal quarters ending December 31, 2016, March 31, 2017 and June 30, 2017, and each quarter thereafter during the Loan term, in each case tested based on a trailing 12-calendar month basis.

4.15 Debt Yield Requirements. Maintain and, within forty-five (45) days after the end of the applicable fiscal quarter of Borrower set forth below, provide evidence to Lender of the achievement of, a Debt Yield of not less than 12% for the fiscal quarters ending September 30, 2016 (tested based on a trailing 3-calendar month basis), December 31, 2016 (tested based on a trailing 6-calendar month basis), March 31, 2017 (tested base on a trailing 9-calendar month basis) and June 30, 2017 and each quarter thereafter during the Loan term (tested based on a trailing 12-month calendar basis).

4.16 Cash Deposit. If Borrower fails to achieve or provide evidence of achievement of the Debt Service Coverage or Debt Yield for the Facility, Borrower may deposit with Lender,

at Borrower’s option, within fifteen (15) days of such failure, additional cash or other liquid collateral in an amount which, when added to the first number of the Debt Service Coverage/Debt Yield calculation, would have resulted in the noncomplying Debt Service Coverage/Debt Yield requirement having been satisfied. If after Borrower has deposited such additional cash or liquid collateral, Borrower again fails to achieve or provide evidence of the achievement of the Debt Service Coverage or Debt Yield for the Facility requirements set forth above and such failure continues for two (2) consecutive quarters, Borrower may deposit with Lender, at Borrower’s option within fifteen (15) days of such failure, additional cash or other liquid collateral (with credit for amounts currently being held by Lender pursuant to the foregoing sentence), in an amount which, if the same had been applied on the first (1st) day of the first quarter for which such noncompliance of the Debt Service Coverage/Debt Yield requirement occurred to reduce the outstanding principal indebtedness of the Loan, would have resulted in the noncomplying Debt Service Coverage/Debt Yield requirement having been satisfied. Any additional cash or liquid collateral deposited by Borrower hereunder in order to achieve the required Debt Service Coverage for the Facility and cure any existing default with respect thereto will be held by Lender in a standard custodial account and shall constitute additional collateral for the Loan Obligations and an “Account” as defined in this Agreement, and, upon the occurrence of an Event of Default, may be applied by Lender, in such order and manner as Lender may elect, to the reduction of the Loan Obligations. Borrower shall not be entitled to any interest earned on such additional collateral. Provided that there is no outstanding Default or Event of Default, such additional collateral which has not been applied to the Loan Obligations will be released by Lender at such time as Borrower provides Lender with evidence that the required Debt Service Coverage/Debt Yield requirements outlined above have been achieved and maintained (without regard to any cash deposited pursuant to this Section 4.16) for two (2) consecutive fiscal quarters.

4.17 Occupancy Covenant. Maintain or cause to be maintained an average occupancy for the Facility of not less than 75% (the “Occupancy Covenant”) commencing with the quarter ending December 31, 2015 (tested based on a trailing 1-calendar month basis), March 31, 2016 (tested based on a trailing 3-calendar month basis), June 30, 2016 (tested based on a trailing 6-calendar month basis), September 30, 2016 (tested based on a trailing 9-calendar month basis), and December 31, 2016 and each quarter thereafter during the Loan term (tested based on a trailing 12-calendar month basis). If the Occupancy Covenant is not achieved for any quarter during the term of the Loan for which it is tested, Borrower shall submit to Lender within thirty (30) days following such failure, a written plan of correction reasonably satisfactory to the Lender, detailing the Borrower’s plan to bring the Facility into compliance with the Occupancy Covenant. If the Facility fails to achieve the Occupancy Covenant for a second consecutive quarter, upon request by Lender, Borrower shall (1) promptly retain a marketing consultant satisfactory to the Lender to advise the Borrower regarding the Facility, (2) obtain and submit the recommendations or reports of such marketing consultant to Lender within thirty (30) days following the engagement of the marketing consultant, and (3) promptly implement the recommendations of the foregoing marketing consultant. Notwithstanding any provision herein to the contrary, Lender agrees that failure of the Facility to achieve the Occupancy Covenant shall not, in and of itself, constitute an Event of Default so long as Borrower provides Lender with evidence satisfactory to Lender that a marketing plan submitted to and approved by Lender is being timely implemented to correct the non-compliance.

4.18 Capital Expenditures. From and after completion of the Facility, maintain, and/or cause Lessee or Manager to maintain, the Facility in good condition and, commencing with the fiscal quarter ending September 30, 2015 and for all remaining quarters until the Loan is paid in full, make minimum capital expenditures for the Facility in each fiscal year, in an amount equal to the $300 per unit (or the appropriate prorated amount for any partial fiscal year) (which capital expenditures may include ordinary repairs and routine maintenance), and, within forty-five (45) days after the end of each fiscal year, provide evidence thereof satisfactory to Lender. In the event that Borrower shall fail to meet such requirement or to provide such evidence, Borrower shall, upon Lender’s written request, immediately establish and maintain a capital expenditures reserve fund with Lender equal to the difference between the required amount per unit and the amount per unit actually spent by Borrower. Borrower grants to Lender a lien on and a right of setoff against all moneys in the capital expenditures reserve fund, and Borrower shall not permit any other Lien to exist upon such fund. Moneys on deposit in such capital expenditures reserve fund will be disbursed to Borrower monthly upon Lender’s receipt of satisfactory evidence that Borrower has caused to be made the required capital expenditures. Upon Borrower’s, Lessee’s or Manager’s failure to adequately maintain the Facility in good condition, Lender may, but shall not be obligated to, make such capital expenditures and may apply the moneys in the capital expenditures reserve fund for such purpose. To the extent there are insufficient moneys in such capital expenditures reserve fund for such purposes, all funds advanced by Lender to make such capital expenditures shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall accrue interest at the Default Rate until paid. Upon the occurrence of an Event of Default, Lender may apply any moneys in the capital expenditures reserve fund to the Loan Obligations, in such order and manner as Lender may elect. For any partial fiscal year during which the Loan is outstanding, the required expenditure amount shall be prorated by multiplying the required amount per unit amount by a fraction, the numerator of which is the number of days during such year for which all or part of the Loan is outstanding and the denominator of which is the number of days in such year. During the term of the Loan, Lender may, from time to time, engage a professional building inspector to conduct an inspection of the Facility (provided, however, that as long as no Default or Event of Default has occurred, Lender agrees that it will not require such inspections more than once in every 12 month period). If the inspector’s report indicates that repairs or replacements are necessary over and above the $300 per unit requirement in this Section 4.18, then Lender shall require a non-interest bearing repair escrow fund to ensure completion of such necessary repairs or replacements. The amount of any such repair escrow fund shall be one hundred twenty-five percent (125%) of the estimated cost of repairs as determined by such inspector and Lender. Lender also shall require an agreement satisfactory to Lender, in its commercially reasonable discretion, which will provide for completion of the repairs and the disbursement of the escrow funds. All commercially reasonable fees and costs associated with the inspection, report and subsequent inspections (if required) shall be paid by Borrower.

4.19 Management Agreement. Cause the Lessee to maintain the Management Agreement in full force and effect and timely perform all of Lessee’s obligations thereunder and enforce performance of all obligations of Manager thereunder and not permit the termination, material amendment or assignment of the Management Agreement unless the prior written consent of Lender is first obtained, which consent may be in the sole and absolute discretion of Lender. Borrower will enter into and cause Manager to enter into the Subordination Agreement. Borrower will not, and will not allow Lessee to, enter into any other management agreement without Lender’s prior written consent, which consent may be in the sole and absolute discretion of Lender.

4.20 Updated Appraisals. For so long as the Loan remains outstanding, if (a) any Event of Default shall occur hereunder, or (b) in Lender’s judgment, a material depreciation in the value of the Land and/or the Improvements shall have occurred, then in any such event, Lender, may cause the Land and Improvements to be appraised by an appraiser selected by Lender, and in accordance with Lender’s appraisal guidelines and procedures then in effect, and Borrower agrees to cooperate in all respects with such appraisals and furnish to the appraisers all requested information regarding the Land and Improvements and the Facility. Borrower agrees to pay all reasonable costs incurred by Lender in connection with such appraisal which costs shall be secured by the Security Instrument and shall accrue interest at the Default Rate until paid; provided, however, that in connection with any appraisals obtained pursuant to (b) hereinabove, Borrower shall only be obligated to pay for the cost of one (1) appraisal during any calendar year as long as no Event of Default has occurred and is continuing.

4.21 Comply with Covenants and Laws. Comply with all applicable covenants and restrictions of record and all laws, ordinances, rules and regulations and keep, or cause to be kept, the Facility and the Land and Improvements in compliance with all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder, and laws, ordinances, rules and regulations relating to zoning, health, building codes, setback requirements, Medicaid and Medicare laws and keep the Permits for the Facility in full force and effect.

4.22 Taxes and Other Charges. Subject to Borrower’s right to contest the same as set forth in Section 9(c) of the Security Instrument, pay, or cause to be paid, all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against real or personal property of the Borrower, except Liens to the extent permitted by this Agreement.

4.23 [Intentionally Omitted.]

4.24 Certificate. Upon Lender’s written request, furnish Lender with a certificate stating that Borrower has complied with and is in compliance with all terms, covenants and conditions of the Loan Documents to which Borrower is a party and that there exists no Default or Event of Default or, if such is not the case, that one or more specified events have occurred, and that the representations and warranties contained herein are true and correct with the same effect as though made on the date of such certificate, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

4.25 [Intentionally Deleted].

4.26 Debt Service Reserve Fund. Pursuant to the Debt Service Reserve Fund Agreement, establish and maintain a debt service reserve fund with Lender equal to approximately ninety (90) days of debt service payments with respect to the Note as reasonably estimated by Lender, rounded upward to the nearest One Thousand Dollars ($1,000).

4.27 Operating Lease.

(a) Maintain the Operating Lease in full force and effect and timely perform all of its obligations thereunder and not permit the termination or amendment of the Operating Lease unless the prior written consent of Lender is first obtained;

(b) Upon the occurrence of default by Lessee under the Operating Lease that is not cured within applicable notice and cure periods, upon Lender’s request, immediately engage oversight management services from a management company reasonably acceptable to the Lender; and

(c) In the event that bankruptcy or insolvency proceedings are instituted by or against the Lessee, Borrower shall (to the extent permitted by the applicable bankruptcy court having jurisdiction over such proceedings), upon written instruction received from Lender, terminate the Operating Lease.

4.28 Notice of Fees or Penalties. Promptly notify Lender, upon Borrower’s knowledge thereof, of the assessment by any state or, if applicable, any Medicare, Medicaid, health or licensing agency of any fines or penalties against Borrower, Manager (to the extent the same affects the Facility or Manager’s operation thereof), or the Facility.

4.29 Loan Closing Certification. Promptly notify Lender in writing, upon Borrower’s knowledge thereof, that any representation or warranty contained in that certain Loan Closing Certification of even date herewith, executed by Borrower for the benefit of Lender, becomes untrue or there shall have been any material adverse change in any such representation or warranty.

4.30 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Lender’s request from time to time during the term of the Loan, Borrower shall certify in writing to Lender that Borrower’s representations, warranties and obligations under Sections 3.30 and 3.31 and this Section 4.30 remain true and correct and have not been breached. Borrower shall immediately notify Lender in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrower shall also reimburse Lender any expense incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

4.31 [Intentionally Deleted.]

4.32 [Intentionally Deleted.]

4.33 Construction of Improvements. To enforce all obligations of the Development Manager under the Development Agreement to provide for the proper and timely design, construction, and furnishing and equipping of the Facility, including, without limitation, to enforce the obligations of the Development Manager to:

(a) commence the construction of the Improvements within sixty (60) days of the date hereof and thereafter cause such Improvements to be constructed on the Mortgaged Property and in accordance with the Plans and Specifications;

(b) cause such Improvements to be constructed in substantial compliance with and thereafter remain in compliance with all applicable covenants and restrictions of record and all applicable laws, ordinances and regulations, including, without limitation, the Americans with Disabilities Act and regulations thereunder, and laws, ordinances and regulations relating to subdivision, zoning, building codes, set back requirements and environmental matters;

(c) cause the Improvements to be constructed so as not to encroach upon or overhang any Mortgaged Property line, setback line, easement or right-of-way (unless such easement or right-of-way does not prohibit such encroachment, provided that, in the case of buildings, such easement must expressly permit such encroachment, and an ALTA form 9 endorsement or other title endorsement satisfactory to Lender must provide coverage against loss of damage from forced removal or any encroaching parking areas, access roads or buildings); cause such construction to proceed continuously;

(d) complete the Improvements by the Scheduled Completion Date, time being of the essence; provided, however, that the Scheduled Completion Date may be extended at Borrower’s option to up to an additional two (2) months provided that the Budget is revised to add any additional construction period interest that is likely to be incurred to such line item and add any other additional costs to the Budget that are reasonably likely to result from such extension of the Scheduled Completion Date, and any resulting additional equity requirement (if any) is immediately fulfilled by Borrower (but only after any reallocation is made to such additional expense line items from any available funds in the contingency line item);

(e) furnish Lender (i) after substantial completion of the Facility, a current as-built survey, each in form satisfactory to Lender showing the extent of construction of such Improvements without violation of set back lines, zoning or subdivision requirements, covenants or restrictions and showing no encroachments or other conditions which could adversely affect the value and utility of the Mortgaged Property or Improvements, and a final title insurance date-down endorsement bringing the effective date of Lender’s title insurance policy and all endorsements current and adding (to the extent not previously included) or updating (to the extent previously included) the ALTA form 9 endorsement, and (ii) a final unconditional certificate of occupancy for the Facility.

4.34 Liens and Encumbrances. Cause the Security Instrument to at all times constitute a first lien against the Mortgaged Property, prior to all other liens and encumbrances, including those which hereafter accrue, except for matters expressly permitted herein or by the

Security Instrument or which Lender hereafter approves in writing in its discretion; to keep the Mortgaged Property and Improvements and all other assets of Borrower free from all liens and encumbrances except those contemplated by the Security Instrument, this Agreement or otherwise approved in writing by Lender in its discretion; to pay, or cause to be paid, promptly all persons or entities supplying work or materials for the construction of the Improvements; and to immediately discharge, bond off or make other arrangements acceptable to Lender with respect to, any mechanic’s, materialman’s or other lien filed against the Mortgaged Property or the Borrower.

4.35 Construction Deficiencies. Deposit with Lender within ten (10) days of Lender’s demand therefor the amount of money equal to the difference between the undisbursed Loan funds (exclusive of interest reserve, if any) and the amount which Lender determines is necessary fully to complete the construction of the Improvements free of all liens, including direct and indirect costs and work performed but for which payment has not been made (exclusive of interest reserve, if any) (the “Construction Deficiency”), and Lender shall be under no obligation to make any further Advances until any amount so demanded is so deposited. If Lender’s reasonable determination of the Construction Deficiency is disputed by Borrower, the determination of the Construction Inspector of said amount shall control. Any amounts deposited by the Borrower and/or Guarantors pursuant to this Section 4.35 shall constitute additional Collateral for the Loan Obligations, and Borrower hereby grants to Lender an assignment of, and security interest in, any such funds as Collateral security for the Loan Obligations. Upon the occurrence of any Event of Default hereunder, Lender shall apply the funds hereafter on deposit with the Lender to the reduction of the Loan Obligations in such order and manner as the Lender may determine.

4.36 Changes to Plans and Specifications. Authorize or permit, nor allow Development Manager to authorize or permit, no Material Changes (as defined in the Development Agreement) to the Plans and Specifications without the prior written consent of Lender and all Governmental Authorities having jurisdiction to the extent such approval is required by law or regulation, and authorize or permit no changes in the Construction Contract to the extent any single change would cause an increase to the Budget by more than $25,000 per individual change or $125,000 in the aggregate without the prior written consent of Lender.

4.37 List of Contractors, Subcontractors, and Materialmen. Upon Lender’s written request, to cause the Development Manager to notify Lender promptly of the names and addresses of all contractors, subcontractors and materialmen who are employed in connection with the construction or renovation of any Improvements.

4.38 Ownership of Personalty. Furnish or cause Development Manager to furnish to Lender, if Lender so requests, the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction, renovation or operation of the Improvements.

4.39 Medicare and Medicaid Compliance. From and after the time that the Facility opens for business, if applicable, cause the Facility at all times to be in compliance with all requirements for participation in Medicare and Medicaid, including without limitation, the Medicare and Medicaid Patient Protection Act of 1987 and to be in conformance with all insurance, reimbursement and cost reporting requirements and to have a current provider agreement which is in full force and effect under Medicare and Medicaid.

ARTICLE V

NEGATIVE COVENANTS OF BORROWER

Until the Loan Obligations have been paid in full, Borrower shall not:

5.1 Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits or Reimbursement Contracts (including rights to payment thereunder) pertaining to the Facility, or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to the Facility including, without limitation, resident records, medical and clinical records (except for removal of such resident records as directed by the residents owning such records), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.

5.2 No Liens; Exceptions. Create, incur, assume or suffer to exist any Lien upon or with respect to the Facility, any of its properties, rights, income or other assets relating thereto, including, without limitation, the Mortgaged Property whether now owned or hereafter acquired, other than the following permitted Liens (“Permitted Encumbrances”):

(a) Liens at any time existing in favor of Lender;

(b) Liens which are listed in Exhibit “G” attached hereto;

(c) Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon any of the Land or Improvements, such Lien must be fully disclosed to Lender and bonded off and removed from the Land and Improvements within thirty (30) days of its creation, in a manner satisfactory to Lender;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds;

(e) Liens for current year’s taxes, assessments or governmental charges or levies provided payment thereof shall not be delinquent;

(f) Matters disclosed in the Title Policy; and

(g) Liens incurred pursuant to financing of vehicles not to exceed $75,000 in the aggregate for any calendar year and liens incurred pursuant to capital leases or similar financing of equipment or other capital goods in the ordinary course of business, not to exceed [$50,000] in the aggregate for any calendar year.

5.3 Merger, Consolidation, etc. Except in connection with any Permitted Transfer, consummate any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now or hereafter acquired), without the prior written consent of Lender, which consent may be granted or refused in Lender’s sole discretion.

5.4 Maintain Single Purpose Entity Status.

(a) Engage in any business or activity other than the ownership, operation and maintenance of the Mortgaged Property, and activities incidental thereto;

(b) Acquire or own any material assets other than (i) the Mortgaged Property, and (ii) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Mortgaged Property;

(c) Merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as permitted in the Loan Documents) or change its legal structure, without in each case Lender’s consent;

(d) Without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its Operating Agreement or similar organizational document, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect its status as a Single Purpose Entity or its ability to perform its obligations hereunder, under the Note or any other document evidencing or securing the Loan;

(e) Own any subsidiary or make any investment in, any Person without the consent of Lender;

(f) Commingle its funds or assets with assets of, or pledge its assets with or for, any of its members, Affiliates, principals or any other Person;

(g) Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, Permitted Encumbrances, and trade payables incurred in the ordinary course of business, payable within ninety days (90) of the date incurred, based on historical amounts;

(h) Fail to maintain its records, books of account and bank accounts separate and apart from those of its members, principals and Affiliates, the Affiliates of any of its members, principals, and any other Person, except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an affiliate, provided that Borrower is properly reflected and treated as a separate legal entity in such consolidated financial statements;

(i) Other than the Loan Documents, enter into any contract or agreement with any of its members, principals or Affiliates, or the Affiliates of any of its members, or principals, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(j) Seek its dissolution or winding up in whole, or in part;

(k) Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its members, principals and Affiliates, the Affiliates of any of its members, principals or any other Person;

(l) Hold itself out to be responsible for the debts of another Person or pay another Person’s liabilities out of its own funds;

(m) Make any loans or advances to any third party, including any of its members, principals or Affiliates, or the Affiliates of any of its members or principals;

(n) Fail to have prepared and filed either its own tax returns or, if applicable, a consolidated federal income tax return;

(o) Fail either to hold itself out to the public as a legal Person separate and distinct from any other Person or to conduct its business solely in its own name, in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including any of its members or Affiliates, or any general partner, member, principal or Affiliate thereof); or

(p) Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

5.5 Change of Business. Make any material change in the nature of its business as it is being conducted as of the date hereof.

5.6 Changes in Accounting. Change its methods of accounting, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

5.7 ERISA.

(a) Agree to, enter into or consummate any transaction which would render it unable to confirm that (i) it is not an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) it is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) less than twenty-five percent (25%) of each of its outstanding class of equity interests are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2);

(b) Engage in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to Borrower, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA.

5.8 Transactions with Affiliates. Other than the Operating Lease, enter into any transaction with a Person which is an Affiliate of Borrower other than in the ordinary course of its business and on fair and reasonable terms no less favorable to Borrower, than those they could obtain in a comparable arms-length transaction with a Person not an Affiliate.

5.9 Transfer of Ownership Interests. Except for Permitted Transfers, permit a change in the percentage ownership interest of the Persons owning the Borrower, unless the written consent of Lender is first obtained, which consent may be granted or refused in Lender’s sole discretion. Notwithstanding anything to the contrary in this Agreement or other applicable Loan Document, provided that no Event of Default then exists, transfers of direct and/or indirect equity interests in Borrower shall be permitted without the prior written consent of Lender (“Permitted Transfers”), provided:

(a) other than in connection with a transfer, conveyance or pledge of a direct interest in a Qualified Equity Holder, and except (i) as may be otherwise prohibited by applicable law or (ii) for a transfer or transfers of publicly traded stock, and any issuance of stock to the public, which is the subject of or is exempt from filing(s) with the U.S. Securities and Exchange Commission, Borrower shall provide not less than ten (10) days prior written notice to Lender; and

(b) no such transfer shall result in a Change of Control.

For the avoidance of doubt, equity transfers of interests in Borrower among Affiliates of Guarantor shall be permitted without the consent of Lender subject to the other terms set forth herein

5.10 Change of Use. Alter or change the use of the Facility (other than non-material uses accessory to the operation of an assisted living/memory care facility at the bed/unit capacity set forth herein) or enter into any management agreement for the Facility other than the Management Agreement or enter into any operating lease for the Facility other than the Operating Lease, unless Borrower first notifies Lender and provides Lender a copy of the proposed lease agreement or management agreement, obtains Lender’s written consent thereto, which consent may be withheld in Lender’s sole but reasonable discretion, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole but reasonable discretion, from such manager or lessee subordinating to all rights of Lender.

5.11 Place of Business. Change its chief executive office or its principal place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and amendatory financing statements as Lender may request in connection therewith.

5.12 Acquisitions. Directly or indirectly, purchase, lease, manage, own, operate, or otherwise acquire any material property or other material assets (or any interest therein) which are not used in connection with the ownership or operation of the Facility.

5.13 Dividends, Distributions and Redemptions. At any time that an Event of Default exists or would exist after giving effect to such distribution or similar payment, including a Default resulting from a failure to comply with the Debt Service Coverage Ratio or Debt Yield requirements (and treating such distribution or payment as if it were an operating expense) declare or pay any distributions to its shareholders, members or partners, as applicable, or purchase, redeem, retire, or otherwise acquire for value, any ownership interests in Borrower now or hereafter outstanding, return any capital to its shareholders, members or partners as applicable, or make any distribution of assets to its shareholders, members or partners, as applicable.

5.14 Fraud and Abuse.

(a) Anti-Kickback Law. After consultation with counsel concerning the federal anti-kickback law (42 U.S.C.A. SEC. 1320a-7b(b)), neither Borrower nor its agent shall offer or give any remuneration or thing of value to any person to encourage referral to the Facility nor will Borrower or its agent solicit or receive any remuneration or thing of value in exchange for Borrower’s agreement to make referrals or to purchase goods or services for the Facility.

(b) Relationships. Borrower will not allow physician or other healthcare practitioner to have an ownership interest in, or financial relationship with, the Borrower or the Facility.

ARTICLE VI

ENVIRONMENTAL HAZARDS

6.1 Prohibited Activities and Conditions. Except for matters covered by an O&M Program or matters described in Section 6.2, Borrower shall not cause or permit to exist any of the following:

(a) The presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal of any Hazardous Materials in, on or under the Land, any Improvements, or any other property of Borrower that is adjacent to the Land in violation of applicable Hazardous Materials Laws;

(b) The transportation of any Hazardous Materials to, from, or across the Land;

(c) Any occurrence or condition on the Land or in the Improvements or any other property of Borrower that is adjacent to the Land, which occurrence or condition is or may be in violation of Hazardous Materials Laws;

(d) Any violation of or noncompliance with the terms of any Environmental Permit with respect to the Land, the Improvements or any property of Borrower that is adjacent to the Land; or

(e) Any Lien (whether or not such Lien has priority over the Lien created by the Security Instrument) upon the Land or any Improvements imposed pursuant to any Hazardous Materials Laws.

The matters described in clauses (a) through (e) above are referred to collectively in this Article VI as “Prohibited Activities and Conditions” and individually as a “Prohibited Activity and Condition.”

6.2 Exclusions. Notwithstanding any other provision of Article VI to the contrary, “Prohibited Activities and Conditions” shall not include the safe and lawful use and storage of quantities of (a) pre-packaged supplies, medical waste, biohazardous waste, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable facilities, (b) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by occupants of the Facility, (c) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Land’s parking areas, (d) any other Hazardous Materials, so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Hazardous Materials Laws.

6.3 Preventive Action. Borrower shall take all appropriate steps (including the inclusion of appropriate provisions in any Leases approved by Lender which are executed after the date of this Agreement) to prevent its employees, agents, contractors, tenants and occupants of the Facility from causing or permitting any Prohibited Activities and Conditions.

6.4 O & M Program Compliance. If an O&M Program has been established with respect to Hazardous Materials, Borrower shall comply in a timely manner with, and cause all employees, agents and contractors of Borrower and any other Persons (excluding trespassers) present on the Land to comply with the O&M Program. All costs of performance of Borrower’s obligations under any O&M Program shall be paid by Borrower, and Lender’s out-of-pocket costs incurred in connection with the monitoring and review of the O&M Program and Borrower’s performance shall be paid by Borrower upon demand by Lender. Any such out-of-pocket costs of Lender which Borrower fails to pay promptly shall become an additional part of the Loan Obligations.

6.5 Borrower’s Environmental Representations and Warranties. Borrower represents and warrants to Lender that, except as previously disclosed by Borrower to Lender in writing (including any environmental reports, studies or assessments delivered to Lender in connection with the Loan):

(a) Borrower has not at any time caused or permitted any Prohibited Activities and Conditions.

(b) No Prohibited Activities and Conditions exist or have existed.

(c) The Land and the Improvements do not now contain any underground storage tanks, and, to the best of Borrower’s knowledge (based upon its review of that certain Phase I Environmental Site Assessment prepared by Universal Engineering Sciences dated February 9, 2012 (the “Phase I Report”)), the Land and the Improvements have not contained any underground storage tanks in the past. If there is an underground storage tank located on the Land or the Improvements which has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws.

(d) Borrower has complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials, relating to the Land. Without limiting the generality of the foregoing, Borrower has obtained all Environmental Permits required for the operation of the Land and the Improvements in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect. During Borrower’s ownership of the Land, and, to the best of Borrower’s knowledge (based solely upon review of the Phase I Report), no event has occurred with respect to the Land and/or Improvements that constitutes or, with the passing of time or the giving of notice, would constitute, noncompliance with the terms of any Environmental Permit.

(e) There are no actions, suits, claims or proceedings pending or, to the best of Borrower’s knowledge after reasonable and diligent inquiry, threatened that involves the Land and/or the Improvements and allege, arise out of, or relate to any Prohibited Activity and Condition.

(f) Borrower has not received any written complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land. The representations and warranties in this Article VI shall be continuing representations and warranties that shall be deemed to be made by Borrower throughout the term of the Loan evidenced by the Note and until all of the Loan Obligations have been paid in full; provided, however, Borrower shall not be deemed to be in default hereunder upon Borrower’s discovery of any Prohibited Activity and Condition unless and except under circumstances where Borrower fails to take such actions as are required to eliminate such Prohibited Activity and Condition within the time period for the notice and cure thereof set forth in Section 7.1(f).

6.6 Notice of Certain Events. Borrower shall promptly notify Lender in writing of any and all of the following that may occur:

(a) Borrower’s discovery of any Prohibited Activity and Condition.

(b) Borrower’s receipt of or knowledge of any complaint, order, notice of violation or other communication from any Governmental Authority or other Person with regard to present or future alleged Prohibited Activities and Conditions or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land.

(c) Any representation or warranty in this Article VI which becomes untrue at any time after the date of this Agreement.

Any such notice given by Borrower shall not relieve Borrower of, or result in a waiver of, any obligation under this Agreement, the Note, or any of the other Loan Documents.

6.7 Costs of Inspection. Borrower shall pay promptly the costs of any environmental inspections, tests or audits (“Environmental Inspections”) required by Lender in connection with any foreclosure or deed in lieu of foreclosure or, if required by Lender, as a condition of Lender’s consent to any “Transfer” (as defined in the Security Instrument), or required by Lender following a commercially reasonable determination by Lender that Prohibited Activities and Conditions may exist. Any such costs incurred by Lender (including the fees and out-of-pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Loan Obligations. The results of all Environmental Inspections made by Lender shall at all times remain the property of Lender, and Lender shall have no obligation to disclose or otherwise make available the results or any other information obtained by Lender in connection with its Environmental Inspections to any party other than Borrower. Lender hereby reserves the right, and Borrower hereby expressly authorizes Lender, to make available to any party, including any prospective bidder at a foreclosure sale of the Mortgaged Property, the results of any Environmental Inspections made by Lender with respect to the Mortgaged Property. Borrower consents to Lender notifying any party (either as part of a notice of sale or otherwise) of the results of any of Lender’s Environmental Inspections. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the results of any of its Environmental Inspections and that the release of such results to prospective bidders at a foreclosure sale of the Mortgaged Property may have a material and adverse effect upon the amount which a party may bid at such sale. Borrower agrees that Lender shall have no liability whatsoever as a result of delivering the results of any of its Environmental Inspections to any third party, and Borrower hereby releases and forever discharges Lender from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the results of, the such delivery of any of Lender’s Environmental Inspections.

6.8 Remedial Work. If any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to bring Borrower into compliance with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Land, the Improvements or the use, operation or improvement of the Land under any Hazardous Materials Law, Borrower shall, by the applicable deadline required by Hazardous Materials Law, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete such work by the time required by applicable Hazardous Materials Law. If Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the cost of doing so. Any reimbursement due from Borrower to Lender shall become part of the Loan Obligations.

6.9 Cooperation with Governmental Authorities. Borrower shall cooperate with any inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any alleged Prohibited Activity and Condition.

6.10 Indemnity.

(a) Borrower shall hold harmless, defend and indemnify (i) Lender, (ii) any prior owner or holder of the Note, (iii) the officers, directors, partners, agents, shareholders, employees and trustees of any of the foregoing, and (iv) the heirs, legal representatives, successors and assigns of each of the foregoing (together, the “Indemnitees”) from and against all proceedings, claims, damages, losses, expenses, penalties and costs (whether initiated or sought by any Governmental Authority or private parties), including reasonable fees and out of pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:

(i) Any breach of any representation or warranty of Borrower in this Article VI;

(ii) Any failure by Borrower to perform any of its obligations under this Article VI;

(iii) The existence or alleged existence of any Prohibited Activity and Condition;

(iv) The presence or alleged presence of Hazardous Materials in, on, around or under the Land, the Improvements or any property of Borrower that is adjacent to the Land; or

(v) The actual or alleged violation of any Hazardous Materials Law.

(b) Counsel selected by Borrower to defend Indemnitees shall be subject to the approval of those Indemnitees. Notwithstanding anything contained herein, any Indemnitee may elect to defend any claim or legal or administrative proceeding at Borrower’s expense. Nothing contained herein shall prevent an Indemnitee from employing separate counsel in any such action at any time and participating in the defense thereof at its own expense.

(c) Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding (a “Claim”) settle or compromise the Claim if the settlement (i) results in the entry of any judgment that does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, satisfactory in form and substance to Lender; or (ii) may materially and adversely affect any Indemnitee, as determined by such Indemnitee in its sole discretion.

(d) The liability of Borrower to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower or any guarantor to receive notice of or consideration for any of the following:

(i) Any amendment or modification of any Loan Document;

(ii) Any extensions of time for performance required by any of the Loan Documents;

(iii) The accuracy or inaccuracy of any representations and warranties made by Borrower under this Agreement or any other Loan Document;

(iv) The release of Borrower or any other Person, by Lender or by operation of law, from performance of any obligation under any of the Loan Documents;

(v) The release or substitution in whole or in part of any security for the Loan Obligations; or

(vi) Lender’s failure to properly perfect any lien or security interest given as security for the Loan Obligations; or

(vii) Any provision in any of the Loan Documents limiting Lender’s recourse to property securing the Loan or limiting the personal liability of Borrower or any party for payment of all or any part of the Loan.

(e) Borrower shall, at its own cost and expense, do all of the following:

(i) Pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this Article VI;

(ii) Reimburse Indemnitees for any expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this Article VI; and

(iii) Reimburse Indemnitees for any and all expenses, including fees and costs of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this Article VI, or in monitoring and participating in any legal or administrative proceeding.

(f) In any circumstances in which the indemnity under this Article VI applies, Lender may employ its own legal counsel and consultants to prosecute, defend or negotiate any claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned) may settle or compromise any action or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all costs and expenses incurred by Lender, including all costs of settlements entered into in good faith, and the reasonable fees and out of pocket expenses of such attorneys and consultants.

(g) The provisions of this Article VI shall be in addition to any and all other obligations and liabilities that Borrower may have under the applicable law or under the other Loan Documents, and each Indemnitee shall be entitled to indemnification under this Article VI without regard to whether Lender or that Indemnitee has exercised any rights against the Land and/or the Improvements or any other security, pursued any rights against any guarantor, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one Person or entity, the obligation of those Persons or entities to indemnify the Indemnitees under this Article VI shall be joint and several. The obligations of Borrower to indemnify the Indemnitees under this Article VI shall survive any repayment or discharge of the Loan Obligations, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of the Security Instrument. Notwithstanding anything in this Article VI or in any other applicable Loan Document to the contrary, Borrower shall not be obligated to indemnify the Indemnitees as provided herein to the extent that any matter which Indemnitees are indemnified hereunder were caused by (i) actions, conditions or events that occurred after the date Lender (or any purchaser at a foreclosure sale or other party accepting a deed-in-lieu of foreclosure) actually acquired title to the Mortgaged Property or (ii) by the gross negligence or willful misconduct of Indemnitees.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder and under all other Loan Documents:

(a) The failure by Borrower to pay (i) any installment of principal, interest, or other payments required under the Note within ten (10) days after the same becomes due, or (ii) any amounts due by Borrower under the Security Instrument or any other Loan Document within ten (10) days following written demand therefor;

(b) Any failure by Borrower to provide and maintain, or cause to be provided and maintained, in full force and effect the insurance coverage required by Section 4.5(a) – (j), inclusive, of this Agreement;

(c) The violation by Borrower of any covenant set forth in Article V hereof that is not cured (to the extent capable of being cured) within ten (10) days of written notice thereof from Lender; provided, however, that if such Default cannot be cured within such ten (10) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrower is diligently and in good faith prosecuting said cure to completion;

(d) The failure by Borrower to deliver or cause to be delivered the financial statements and information set forth in Section 4.7 of this Agreement within the times required, and such failure is not cured within thirty (30) days following Lender’s written notice to Borrower thereof;

(e) The failure by Borrower or Guarantor (i) to establish and maintain the capital expenditures reserve fund in accordance with Section 4.18 of this Agreement, or (ii) to deposit the construction or operating deficiency reserves in accordance with Section 4.35 of this Agreement;

(f) The failure of Borrower properly and timely to perform or observe any covenant or condition set forth in this Agreement (other than those specified in this Section 7.1) or any of the other Loan Documents which failure is not cured within any applicable cure period as set forth herein or in such other Loan Document, or, if no cure period is specified therefor, is not cured within thirty (30) days after notice to Borrower of such Default; provided, however, that if such Default cannot be cured within such thirty (30) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrower is diligently and in good faith prosecuting said cure to completion;

(g) The filing by Borrower, Guarantor, Lessee, Development Manager or Manager of a voluntary petition, or the adjudication of any of the aforesaid Persons, or the filing by any of the aforesaid Persons of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if any of the aforesaid Persons should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors or the admission in writing by any of the aforesaid Persons of its inability to pay its debts generally as they become due; provided, however, that as long as no other Event of Default has occurred under this Loan Agreement, Lender agrees that it will forbear from declaring an Event of Default due to the occurrence of any of the events set forth in this paragraph (g) as to the Development Manager or the Manager for a period of sixty (60) days provided that, by the end of such sixty (60) day period, Borrower shall have engaged a replacement Development Manager or Manager, as applicable, acceptable to Lender in Lender’s sole discretion and shall have entered into a replacement development or management agreement, as applicable, in form and content acceptable to Lender in Lender’s sole discretion;

(h) The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower, Guarantor, Lessee, Development Manager, or Manager which petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) (the “Unvacated Period”) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of any of the aforesaid Persons or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for the Unvacated Period; provided, however, that as long as no other Event of Default has occurred under this Loan Agreement, Lender agrees that it will forbear from declaring an Event of Default due to the occurrence of any of the events set forth in this paragraph (h) as to the Development Manager or the Manager for a period of sixty (60) days following the Unvacated Period provided that, by the end of such sixty (60) day period, Borrower shall have engaged a replacement Development Manager or Manager, as applicable, acceptable to Lender in Lender’s sole discretion and shall have entered into a replacement development or management agreement, as applicable, in form and content acceptable to Lender in Lender’s sole discretion;

(i) Unless otherwise permitted hereunder or under any other Loan Documents, the sale, transfer, lease, assignment, or other disposition, voluntarily or involuntarily, of the Mortgaged Property, or any part thereof (except for Permitted Encumbrances as described in Section 5.2 above and Permitted Transfers), or any further encumbrance of the Mortgaged Property (except for Permitted Encumbrances), unless the prior written consent of Lender is obtained;

(j) Any certificate, statement, representation, or warranty heretofore or hereafter furnished by or on behalf of Borrower, Guarantor or Lessee or any of their respective authorized officers, directors or trustees pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein or in any Loan Documents) or as an inducement to Lender to make the Loan to Borrower, (i) proves to have been false in any material respect at the time when the facts therein set forth were stated or certified, or (ii) proves to have omitted any substantial contingent or unliquidated liability or claim against Borrower, Guarantor or Lessee or (iii) on the date of execution of this Agreement there shall have been any materially adverse change in any of the acts previously disclosed by any such certificate, statement, representation, or warranty, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution;

(k) The failure of Borrower to correct or to cause Lessee or Manager to correct, within the time deadlines set by any applicable Medicare, Medicaid or licensing agency, any deficiency which would result in the following actions by such agency with respect to the Facility;

(1) a termination of any Reimbursement Contract or any Permit; or

(2) a ban on new admissions generally or, if applicable, on admission of patients otherwise qualifying for Medicare or Medicaid coverage;

(l) The assessment against Borrower, Lessee or the Facility of any fines or penalties by any state or any Medicare, Medicaid, health or licensing agency having jurisdiction over such Persons or the Facility in excess of $25,000, which assessment is not paid by Borrower or Lessee within thirty (30) days after the same has been assessed, unless such assessment is being contested or appealed by appropriate proceedings and Borrower or Lessee, as the case may be, has established reserves adequate for payment in the event such Person is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender;

(m) A final judgment is rendered by a court of law or equity against Borrower, Guarantor or Lessee in excess of $100,000.00, and the same (A) remains undischarged for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii)

although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and Borrower, Guarantor or Lessee, as the case may be, has established reserves adequate for payment in the event such Person is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender or (B) in the case of a judgment against Guarantor, such judgment would reasonably be expected to result in a material adverse effect on Guarantor’s financial condition or its ability to perform its obligations under any Loan Documents to which Guarantor is a party or is bound; or

(n) The occurrence of any material adverse change in the financial condition of Borrower, Guarantor or Lessee or the existence of any other condition which, in each case, would reasonably be expected to result in a material impairment of any such Person’s ability to operate the Facility or of such Person’s ability to perform their respective obligations under the Loan Documents, which is not remedied within thirty (30) days after written notice.

Notwithstanding anything in this Section, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law. The cure period, if any, shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

7.2 Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, Lender may, at its option:

(a) Take immediate possession of the Mortgaged Property and Improvements as well as all other property to which title is held by Borrower as is necessary to fully complete all onsite and offsite Improvements and complete the construction and equipping of the Improvements and do anything in its sole judgment to fulfill the obligations of Borrower hereunder, or under any lease, including availing itself of and procuring performance of existing contracts, amending the same, or entering into new contracts with the same contractors or others and employment of watchmen to protect the Mortgaged Property and Improvements from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to complete construction and equip the Improvements; use unadvanced Loan funds or funds which Borrower may have deposited with Lender pursuant to this Agreement, or advance funds in excess of the Loan pursuant to this Agreement (and Borrower agrees to reimburse Lender for any expenses of such completion which exceed undisbursed Loan funds) to complete the Improvements; pay all taxes and assessments on the Mortgaged Property or Improvements not paid by Borrower when due and add the amounts of any such payments to the amount of Obligations secured by the Security Instrument and other Loan Documents; make changes in the Plans and Specifications which shall in Lender’s opinion be necessary or desirable to complete the Improvements in substantially the manner contemplated (including, but not limited to, changes required by any lease or governmental requirement); retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; pay, settle, or compromise all bills and claims which may be incurred in connection with constructing and equipping the Improvements; purchase any fixtures, equipment, machinery, furniture or any other personal property as may (in Lender’s opinion) be necessary or desirable for completion of the construction and equipping of the Improvements, or for clearing of title, or the operation of the Facility; to execute all applications and certificates in the name of Borrower which may be useful or required; to prosecute and defend all actions or proceedings in connection with the Mortgaged Property or Improvements, fixtures, equipment, machinery, furniture or any other personal property; and to do any act which Borrower might do in its own behalf relating to the Mortgaged Property or Improvements, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

(b) Declare the entire unpaid principal of the Loan Obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived; and/or

(c) Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement; and/or

(d) Exercise any and all rights and remedies afforded by the laws of the United States, the states in which any of the Mortgaged Property is located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents; and/or

(e) Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrower in and to every account and other property of Borrower which is in the possession of Lender or any Person who then owns a participating interest in the Loan, to the extent of the full amount of the Loan; and/or

(f) Exercise its rights and remedies pursuant to any other Loan Documents.

ARTICLE VIII

MISCELLANEOUS

8.1 Waiver. No remedy conferred upon, or reserved to, Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower and Lender or any delay on Lender’s part in exercising any rights shall operate as a waiver of any of Lender’s rights. No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other, then existing, Default or shall impair any rights, remedies or powers of Lender.

8.2 Costs and Expenses. Borrower will bear all taxes, fees and actual, reasonable out-of-pocket expenses (including actual reasonable attorneys’ fees and expenses of counsel for Lender) in connection with the Loan, the Note, the preparation of this Agreement and the other Loan Documents (including any amendments hereafter made), and in connection with any modifications thereto and the recording of any of the Loan Documents. If, at any time, a Default occurs or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Mortgaged Property and as a result of any of the foregoing, Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan Obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Mortgaged Property, Borrower, Guarantor or Lessee, or to protect, collect, or liquidate any of the security for the Loan Obligations, or attempt to enforce any security interest or lien granted to Lender by any of the Loan Documents, then in any such events, all of the actual reasonable attorney’s fees arising from such services, including attorneys’ fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower to Lender payable on demand of Lender. Without limiting the foregoing, Borrower has undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement, and should Borrower fail to do so, Borrower agrees to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment. Such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

8.3 Performance of Lender. At its option, upon Borrower’s failure to do so within applicable notice and cure periods, Lender may make any payment or do any act on Borrower’s behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

8.4 Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) imposed upon or incurred by or asserted against Lender by reason of (a) ownership of the Note, the Security Instrument, the Mortgaged Property or any interest therein or receipt of any Rents, (b) any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents, (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Security Instrument or the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or Guarantor becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (e) any use, nonuse or condition in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (f) any failure on the part of Borrower or Guarantor to perform or comply with any of the terms of this Agreement or any of the other Loan Documents, (g) any claims by any broker, Person or entity (other than any broker, Person or entity having an agreement with Lender) claiming to have participated in arranging the making of the Loan evidenced by the Note, (h) any failure of the Land and/or Improvements to be in compliance with any applicable laws, (i) performance of any labor or services or the furnishing of any materials or other property with respect to the Land, the Improvements or any part thereof, (j) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-b, statement for recipients of proceeds from real estate, broker and barter exchange transactions, which may be required in connection with the Security Instrument, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Loan is made, (k) any misrepresentation made by Borrower, Lessee or Guarantor to Lender in this Agreement or in any of the other Loan Documents, (l) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents; (m) the violation of any requirements of the Employee Retirement Income Security Act of 1974, as amended, (n) any fines or penalties assessed or any corrective costs incurred by Lender if the Facility or any part of the Land and/or Improvements is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations, or (o) the enforcement by any of the Indemnified Parties of the provisions of this Section 8.4. Any amounts payable to Lender by reason of the application of this Section 8.4, shall become immediately due and payable, and shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall accrue interest at the Default Rate (as defined in the Note). The obligations and liabilities of Borrower under this Section 8.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Security Instrument. For purposes of this Section 8.4, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholder, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Mortgaged Property, whether during the term of the Security Instrument or as a part of or following a foreclosure of the Loan and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

8.5 Headings. The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

8.6 Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

8.7 Notices, etc. Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) Business Day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

If to Borrower:

CHT Harborchase Assisted Living Owner, LLC

c/o CNL Healthcare Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention:       Joseph T. Johnson, SVP and CFO and

                        Holly J. Greer, SVP and General Counsel

and to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attn: Peter Luis Lopez, Esq.

If to Lender:

Synovus Bank 800 Shades Creek Parkway Suite 375 Birmingham, Alabama 35209 Attn: Senior Housing and Healthcare Lending

and to:

Burr & Forman LLP 420 North 20th Street Suite 3400 Birmingham, Alabama 35203 Gail Livingston Mills, Esq.

Either party may change its address to another single address by notice given as herein provided, except any change of address notice must be actually received in order to be effective.

8.8 Benefits. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than Borrower or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement.

8.9 Participation. Borrower acknowledges that Lender may, at its option and at its cost and expense, sell participation interests in the Loan or to other participating banks or Lender may (but shall not be obligated to) assign its interest in the Loan to its affiliates, or to other assignees (the “Assignee”). Borrower agrees with each present and future participant in the Loan or Assignee of the Loan that if an Event of Default should occur, each present and future participant or Assignee shall have all of the rights and remedies of Lender with respect to any deposit due from Borrower. The execution by a participant of a participation agreement with Lender, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section.

8.10 [Intentionally Omitted.]

8.11 Supersedes Prior Agreements; Counterparts. This Agreement and the instruments referred to herein supersede and incorporate all representations, promises and statements, oral or written, made by Lender in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Lender. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

8.12 Loan Agreement Governs. The Loan is governed by the terms and provisions set forth in this Loan Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Loan Agreement, the terms of this Loan Agreement shall control; provided, however, that in the event that there is any apparent conflict between any particular term or provision which appears in both this Loan Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Loan Agreement and the Loan Documents to be performed or complied with, then, notwithstanding the foregoing, both the terms of this Loan Agreement and the other Loan Documents shall be performed and complied with.

8.13 Financial Contracts. In the event Borrower desires to obtain a Financial Contract with respect to the interest rate in effect on the Note, Lender shall be allowed to provide a quote for such Financial Contract.

8.14 CONTROLLING LAW. THE PARTIES HERETO AGREE THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA AND THE PARTIES HERETO SUBMIT (AND WAIVE ALL

RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF FLORIDA FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

8.15 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE ANY RIGHT THAT EITHER OR BOTH MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF EITHER PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT LENDER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT TO LENDER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be properly executed by their respective duly authorized representatives as of the date first above written.

BORROWER: CHT HARBORCHASE ASSISTED LIVING OWNER, LLC, a Delaware limited liability company
Signed, sealed and delivered in the presence of:

/s/ Cathleen A. Coffey	By: /s/ Joshua J. Taube
Print Name: Cathleen A. Coffey	Joshua J. Taube, Vice President

/s/ Carla S. Love
Print Name: Carla S. Love

STATE OF FLORIDA

COUNTY OF ORANGE

The foregoing instrument was acknowledged before me this 29th day of August, 2012, by Joshua J. Taube, Vice President of CHT Harborchase Assisted Living Owner, LLC, a Delaware limited liability company. He is personally known to me or has produced                                      as identification and did not take an oath.

/s/ Cathleen A. Coffey
[NOTARY STAMP OR SEAL]	Print Name: Cathleen A. Coffey Notary Public Comm # DD0919126 My Commission Expires: 09/24/2013

[Lender’s Signature on Following Page]

LENDER: SYNOVUS BANK, a Georgia banking corporation
Signed, sealed and delivered in the presence of:

/s/ Kathryn H. Buchanan	By:	/s/ Malana C. Bryant
Print Name: Kathryn H. Buchanan		Malana C. Bryant Its Director

/s/ John W. Tyson
Print Name: John W. Tyson

STATE OF ALABAMA

COUNTY OF JEFFERSON

The foregoing instrument was acknowledged before me this 28th day of August, 2012, by Malana C. Bryant, as Director of Synovus Bank, a Georgia banking corporation. She is personally known to me or has produced                                      as identification and did not take an oath.

/s/ Laura T. Knight
[NOTARY STAMP OR SEAL]	Print Name: Laura T. Knight Notary Public My Commission Expires: 03/15/2015